Exhibit 10.1
EXECUTION VERSION
CONTRIBUTION AGREEMENT
BY AND AMONG
REGENCY HAYNESVILLE INTRASTATE GAS LLC,
AND
THE INVESTORS

EXHIBITS

Exhibit A	Defined Terms
Exhibit B-1	Alinda I Parent Guarantee
Exhibit B-2	Alinda II Parent Guarantee
Exhibit B-3	RGS Guarantee
Exhibit C	Company Partnership Agreement
Exhibit D	Services Agreement
Exhibit E	RIGS Assignment and Assumption Agreement
Exhibit F	Cash Investment Amount and GP Units
Exhibit G-1	AMI Agreement
Exhibit G-2	Management Rights Letter
Exhibit H	Pipeline Construction Contract
Exhibit I	Compression Contracts
Exhibit J	Firm Transportation Contracts
Exhibit K	Haynesville Shale Expansion Project
SCHEDULES

Schedule 1.1	Knowledge of Individuals
Schedule 2.1(a)	Working Capital
Schedule 3.3	Certain Consents or Approvals
Schedule 3.5	Compliance with Law
Schedule 3.6(a)-1	Certain Owned Real Property
Schedule 3.6(a)-2	Certain Leased Real Property
Schedule 3.6(b)-1	Certain Real Property Matters
Schedule 3.6(b)-2	Certain Easements
Schedule 3.6(c)	Certain Personal Property
Schedule 3.6(d)-1	Existing RIGS Pipeline Map
Schedule 3.6(d)-2	Certain Other Real Property Matters
Schedule 3.6(e)	Real Property Consents or Approvals
Schedule 3.6(f)	Certain Assets
Schedule 3.6(g)	Owned Real Property
Schedule 3.6(h)	Leased Real Property
Schedule 3.7	Pro Forma Balance Sheet and Related Matters
Schedule 3.8(a)	Environmental Matters
Schedule 3.9(a)	Material Contracts
Schedule 3.9(b)	Certain Material Contracts
Schedule 3.10	Legal Proceedings
Schedule 3.11	Permits
Schedule 3.12	Tax Matters
Schedule 3.15	Insurance
Schedule 3.16	Intellectual Property
Schedule 3.17	Certain Regulatory Matters
Schedule 3.18	Confidentiality
Schedule 3.21	Haynesville Expansion Project
Schedule 3.21(d)	Haynesville Expansion Project Map
Schedule 6.7	Operation of the Assets

CONTRIBUTION AGREEMENT
     THIS CONTRIBUTION AGREEMENT, dated as of February 26, 2009 (the “Execution Date”), is entered into by and among Regency Haynesville Intrastate Gas LLC, a Delaware limited liability company (“Regency HIG”), General Electric Capital Corporation, a Delaware corporation (the “GE Investor”), Alinda Gas Pipeline I, L.P., a Delaware limited partnership (“Alinda Investor 1”) and Alinda Gas Pipeline II, L.P., a Delaware limited partnership (“Alinda Investor 2,” and collectively with Alinda Investor 1, the “Alinda Investors”). The GE Investor and the Alinda Investors are collectively referred to herein as the “Investors.” The parties to this Agreement are collectively referred to herein as the “Parties.”
R E C I T A L S
     WHEREAS, on February 26, 2009, Regency HIG and Regency Gas Services LP (“RGS”) entered into that certain initial Assignment and Assumption Agreement pursuant to which RGS contributed to Regency HIG all of the issued and outstanding equity interests (the “RIGS Interests”) of Regency Intrastate Gas LLC, a Delaware limited liability company (“RIGS”);
     WHEREAS, prior to the Closing, Regency HIG and an Affiliate of Regency HIG will form RIGS Haynesville Partnership Co., a Delaware general partnership (the “Company”), pursuant to the Act, for the purposes described in the Company Partnership Agreement;
     WHEREAS, concurrent with the execution and delivery of this Agreement Alinda Infrastructure Fund II, L.P. (the “Alinda Investor I Parent”), the wholly-owning indirect parent of Alinda Investor 1, shall execute and deliver that certain Alinda Parent Guarantee in the form attached hereto as Exhibit B-1, (the “Alinda I Parent Guarantee”), Alinda Infrastructure Parallel Fund II, L.P. (the “Alinda Investor II Parent”), the wholly-owning indirect parent of Alinda Investor 2, shall execute and deliver that certain Alinda Parent Guarantee in the form attached hereto as Exhibit B-2 (the “Alinda II Parent Guarantee” and collectively with the Alinda I Parent Guarantee, the “Alinda Parent Guarantees”), and RGS, the sole member of Regency HIG, shall execute and deliver that certain RGS Guarantee in the form attached hereto as Exhibit B-3 (the “RGS Guarantee”), each of which shall become effective upon such execution and delivery;
     WHEREAS, at the Closing Regency HIG and the Investors (collectively, the “Partners”) shall execute and deliver that certain Amended and Restated General Partnership Agreement of the Company substantially in the form attached hereto as Exhibit C (the “Company Partnership Agreement”), which Company Partnership Agreement shall become effective at the Closing;
     WHEREAS, at the Closing Regency Employees Management LLC and the Company shall execute and deliver that certain Master Services Agreement substantially in the form attached hereto as Exhibit D (the “Services Agreement”), which Services Agreement shall become effective at the Closing;
     WHEREAS, at the Closing Regency HIG and the Company shall execute and deliver that certain Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit E (the “RIGS Assignment and Assumption Agreement”), which RIGS Assignment and Assumption Agreement shall evidence the transfer of the RIGS Interests from Regency HIG to the Company and which shall become effective at the Closing;

     WHEREAS, subject to the terms and conditions of this Agreement, each Investor desires to contribute to the Company, and the Company desires to accept from each Investor, certain cash consideration in exchange for the general partner units in the Company (“GP Units”) to be issued to such Investor as contemplated herein; and
     WHEREAS, subject to the terms and conditions of this Agreement, Regency HIG desires to contribute to the Company, and the Company desires to accept from Regency HIG, the RIGS Interests in exchange for the GP Units to be issued to Regency HIG and certain cash distributions by the Company to Regency HIG as contemplated herein.
A G R E E M E N T S
     NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:
ARTICLE 1
DEFINITIONS; INTERPRETATION
     Section 1.1 Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to them in Exhibit A.
     Section 1.2 Headings; References; Interpretation. In this Agreement, unless a clear contrary intention appears (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Section or Article means such Section or Article of this Agreement, and references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision hereof; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; and (i) all references to money refer to the lawful currency of the United States. Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE 2
CONTRIBUTIONS, PAYMENTS AND CLOSING
     Section 2.1 Pre-Closing Matters.
          (a) Pre-Closing Expenditures and Working Capital.
          (i) At least three Business Days before the proposed Closing Date, Regency HIG shall provide the Investors with its good faith estimate of the Pre-Closing Expenditures (the “Estimated Pre-Closing Expenditures”) together with any supporting information reasonably requested by the Investors. At least three Business Days before the proposed Closing Date, Regency HIG shall provide the Investors its good faith estimate of Working Capital as of the Closing Date (the “Estimated Working Capital”), together with any supporting information reasonably requested by the Investors. Attached as Schedule 2.1(a) is an agreed upon template that includes the methodology that shall be used by Regency HIG in preparing Estimated Working Capital and Working Capital.
          (ii) As soon as practicable, but in no event later than 90 days after the Closing Date, Regency HIG shall update and provide to the Investors its calculation of (A) the Pre-Closing Expenditures and (B) Working Capital as of the Closing Date based on the methodologies set forth in Schedule 2.1(a).
          (iii) Regency HIG and the Investors shall have full access to documents and information to the extent reasonably necessary to prepare and evaluate the calculation of the Adjustment Items. Any Investor may dispute Regency HIG’s calculation of the Adjustment Items by delivering to Regency HIG and the other Investors, within 20 Business Days of its receipt of the calculation, a written notice (a “Dispute Notice”), which shall specify the elements of the calculation of the Adjustment Items that such Investor disputes. Any elements of Regency HIG’s calculations of the Adjustment Items not so specified as challenged or disputed in the Dispute Notice shall be deemed accepted by all Parties and shall not be subject to subsequent challenge by any Party for any purpose.
          (iv) If any Investor timely delivers a Dispute Notice, Regency HIG and the Investors will seek to resolve the dispute by negotiations among such Parties. Any such resolution (including any resolution of less than all the items disputed in the Dispute Notice) shall be binding upon all the Parties. If, however, within 20 days following the delivery of a Dispute Notice, Regency HIG and the Investors have not fully resolved the Dispute Notice (each a “Remaining Dispute”), then either Regency HIG or any Investor may initiate binding arbitration of the Remaining Disputes by giving written notice of an intent to arbitrate to the other Parties. The arbitrator for such Remaining Disputes shall be a partner in a nationally recognized firm of independent public accountants mutually acceptable to Regency HIG and the Investors; if, however, Regency HIG and the GE Investor and the Alinda Investors have not agreed on the selection of the arbitrator within ten days following the delivery of a notice of intent to arbitrate, then each such Party shall select (and notify in writing the other Party of such selection) as a “Selector” a partner at a nationally recognized firm of independent public accountants, and these two Selectors shall select, within ten days of delivery of the last such notice of selection, a partner in a nationally recognized firm of independent public accountants who shall serve as the arbitrator to resolve the Remaining Disputes. The Parties will cooperate with this arbitrator and timely provide him or her with all information as such arbitrator shall request. The arbitrator shall be directed to resolve the Remaining Disputes as promptly as practicable and to provide the Parties with a written decision regarding his or her decision on each Remaining Dispute, but in no case later than 30 days after the arbitrator has been selected. The decision by the arbitrator selected pursuant to this Section 2.1(a)(iv) with respect to each Remaining Dispute shall be binding on all Parties for all purposes.
          (v) Promptly, but in all events within three Business Days following the agreement or resolution pursuant to this Section 2.1 of all disputes regarding the calculations of the Adjustment Items, (A) if the Regency Closing Payment shall be greater than the Total Adjustment Items, Regency HIG shall pay the Company cash in an amount equal to the positive difference between the Regency Closing Payment and the Total Adjustment Items; and (B) if the Total Adjustment Items shall be greater than the Regency Closing Payment, the Company shall pay Regency HIG cash in an amount equal to the positive difference between the Total Adjustment Items and the Regency Closing Payment. For avoidance of doubt, any amounts due from any Party pursuant to this Section 2.1(a)(v) shall not be subject to the provisions of Article 5.
          (b) Pre-Closing Cash Balances. For the avoidance of doubt, (i) the Parties acknowledge and agree that all cash balances of RIGS and the Company immediately prior to the Closing shall be the property of Regency HIG and (ii) notwithstanding any other provisions of this Agreement to the contrary (including Section 6.7), Regency HIG shall be entitled to cause RIGS and the Company to distribute all cash balances of RIGS and the Company to Regency HIG prior to the Closing.
     Section 2.2 Contributions and Payments. Subject to the terms and conditions of this Agreement, at the Closing, the following contributions, unit issuances and payments shall be made:
          (a) Each Investor shall contribute to the Company in immediately available funds, to an account designated by the Company to the Investors (which account shall be so designated no later than two Business Days prior to the Closing), the amount set forth opposite such Investor’s name in the column entitled “Cash Investment Amount” on Exhibit F in exchange for the number of GP Units set forth opposite such Investor’s name in the column entitled “GP Units” on Exhibit F. In its capacity as a holder of such GP Units and as a Partner, each Investor shall have the obligations set forth in the Company Partnership Agreement with respect to the contribution of additional capital to the Company, but shall have no other obligation to contribute any additional capital to the Company, except as otherwise expressly provided in the Company Partnership Agreement.
          (b) Regency HIG shall contribute to the Company, pursuant to the RIGS Assignment and Assumption Agreement, all of the RIGS Interests in exchange for the GP Units set forth opposite Regency HIG’s name in the column entitled “GP Units” on Exhibit F. In its capacity as a holder of such GP Units and as a Partner, Regency HIG shall have no obligation to contribute any additional capital to the Company, except as otherwise expressly provided in the Company Partnership Agreement.
          (c) The Company shall distribute to Regency HIG in immediately available funds, to an account designated by Regency HIG to the Company (which account shall be so designated no later than two Business Days prior to the Closing), an amount equal to the Regency Closing Payment. To avoid characterization of such distribution as a sale of a portion of the Assets to the Company, Regency HIG shall provide the Management Committee with information reasonably requested by the Management Committee to avoid treating such distribution as part of a sale under Code Section 707.
     Section 2.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins LLP, First City Tower, 1001 Fannin Street, Suite 2500, Houston, Texas 77002 on either (a) the date that all of the conditions precedent set forth in Article 7 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or due waiver of those conditions), or if permissible, waived, but no earlier than the first Business Day that is 11 Business Days after the date on which the conditions precedent set forth in Section 7.1(c), Section 7.2(d) and Section 7.2(e) have been satisfied, or if permissible, waived, and Regency HIG has notified the Alinda Investors that all other conditions to Closing set forth in Article 7 that are not within the control of the Alinda Investors will be satisfied without undue delay, or (b) at such other place, time and date as is agreed to in writing by the Parties (the “Closing Date”). The Closing will be deemed effective as of 11:59 p.m., Houston, Texas time on the Closing Date.
     Section 2.4 Closing Deliveries.
          (a) Investor Deliveries. At the Closing, each Investor will execute and deliver, or cause to be executed and delivered, to the other Parties, as applicable, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of action is contemplated:
          (i) a certificate of the Secretary of State of the jurisdiction in which it is organized, dated not more than five days prior to the Closing Date, as to its existence and good standing;
          (ii) a certificate of an officer of such Investor providing the following documents and certifying that each is a true and correct copy: (A) the Organizational Documents of such Investor and (B) resolutions of such Investor’s governing body authorizing the transactions contemplated hereby (including designation of the Persons authorized to execute this Agreement on behalf of such Investor and the Transaction Documents to which it is a party);
          (iii) a duly executed counterpart of the Company Partnership Agreement;

          (iv) a certificate of an officer of such Investor, dated as of the Closing Date, certifying that all of the conditions set forth in Section 7.3(a) have been satisfied; and
          (v) pay to the Company in immediately available funds the amount applicable to it as referred to in Section 2.2(a).
          (b) Regency HIG Deliveries. At the Closing, Regency HIG will execute and deliver, or cause to be executed and delivered, to the other Parties, as applicable, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of action is contemplated:
          (i) certificates of the Secretary of State of the State of Delaware, dated not more than five days prior to the Closing Date, as to the existence and good standing of Regency HIG and RIGS;
          (ii) with respect to Regency HIG, a certificate of an officer of Regency HIG providing the following documents and certifying that each is a true and correct copy: (A) its Organizational Documents and (B) resolutions of its governing body authorizing the transactions contemplated hereby (including designation of the Persons authorized to execute this Agreement on behalf of it and the Transaction Documents to which it is a party);
          (iii) with respect to RIGS, a certificate of an officer of RIGS providing its Organizational Documents and certifying that they are a true and correct copy;
          (iv) a duly executed counterpart of the Company Partnership Agreement;
          (v) a duly executed counterpart for Regency Employees Management LLC of the Services Agreement;
          (vi) a duly executed counterpart of the RIGS Assignment and Assumption Agreement;
          (vii) a duly executed counterpart for the MLP of the Area of Mutual Interest Agreement substantially in the form attached hereto as Exhibit G-1 (the “AMI Agreement”), which shall become effective at the Closing;
          (viii) a certificate of an officer of Regency HIG, dated as of the Closing Date, certifying that all of the conditions set forth in Section 7.2(a) have been satisfied; and
          (ix) a certification of non-foreign status of Regency HIG in the form described in Treasury Regulation Section 1.1445-2(b).
          (c) Company Deliveries. At the Closing, the Company will execute and deliver, or cause to be executed and delivered, to the other Parties, as applicable, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of action is contemplated:
          (i) a certificate of the Secretary of State of the State of Delaware, dated not more than five days prior to the Closing Date, as to the existence and good standing of the Company;
          (ii) a copy of the Certificate of Partnership Existence of the Company certified by the Secretary of State of the State of Delaware;
          (iii) a duly executed counterpart of the Services Agreement;
          (iv) pay to Regency HIG in immediately available funds the amount referred to in Section 2.2(c);
          (v) a duly executed counterpart of the RIGS Assignment and Assumption Agreement;
          (vi) a duly executed counterpart of the AMI Agreement; and
          (vii) a duly executed Management Rights Letter substantially in the form attached hereto as Exhibit G-2.
     The transactions described in this Article 2 are referred to herein collectively as the “Transactions.” The “Transaction Documents” shall mean this Agreement, the Alinda Parent Guarantees, the RGS Guarantee, the Company Partnership Agreement, the Services Agreement, the RIGS Assignment and Assumption Agreement and the AMI Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF REGENCY HIG
     Regency HIG hereby makes the following representations and warranties to the Investors:
     Section 3.1 Organization; Qualification. Each of the MLP, RGS, Regency HIG and RIGS is a limited partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the State of Delaware. Immediately prior to the Closing, the Company will be a general partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of Regency HIG and RIGS has all requisite power and authority to own, lease and operate the properties and assets it currently owns, leases and operates and to carry on its business as such business is currently conducted, and is qualified to do business as a foreign partnership, limited partnership or limited liability company, as the case may be, in each jurisdiction in which the property currently owned, leased or operated by it or the nature of the business currently conducted by it makes such qualification necessary.

     Section 3.2 Authority; Enforceability.
          (a) Each Regency Entity has the requisite general partnership, limited partnership or limited liability company power and authority, as applicable, to execute and deliver the Transaction Documents to which it is, or will be as of the Closing, a party, and to consummate the Transactions. The execution and delivery by each Regency Entity of the Transaction Documents to which it is, or will be as of the Closing, a party, and the consummation by such Regency Entity of the Transactions, have been duly and validly authorized by such Regency Entity and no other general partnership, limited partnership or limited liability company proceedings, as the case may be, on the part of such Regency Entity is necessary to authorize the Transaction Documents or to consummate the Transactions.
          (b) Each of the Transaction Documents to which any Regency Entity is, or will be as of the Closing, a party has been (or will be, in the case of Transaction Documents to be delivered at the Closing) duly executed and delivered by such Regency Entity and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document constitutes (or will constitute, in the case of Transaction Documents to be delivered at the Closing) the valid and binding agreement of such Regency Entity, and is (or will be, in the case of Transaction Documents to be delivered at the Closing) enforceable against such Regency Entity in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 3.3 No Violation; Consents and Approvals. Except as set forth on Schedule 3.3:
          (a) The execution, delivery and performance of the Transaction Documents by any Regency Entity and the consummation by such Regency Entity of the Transactions do not and will not as of the Closing after giving effect to the Closing and the consummation of the Transactions:
          (i) conflict with or violate any of such Regency Entity’s Organizational Documents;
          (ii) constitute a default (or an event that with notice or lapse of time or both would give rise to a default) under, give rise to any right of termination, cancellation, amendment or acceleration (with or without notice, lapse of time or both) under any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which such Regency Entity or RIGS is a party or by which any of its assets is bound, except to the extent that such default, termination, amendment, acceleration or cancellation right would not reasonably be expected to have a material adverse effect on the ability of such Person to perform its obligations under the Transaction Documents;
          (iii) violate or breach in any material respects any Law applicable to such Regency Entity or RIGS; or

          (iv) constitute an event which, after notice or lapse of time or both, would result in the creation of an Encumbrance on any of the Assets or RIGS Interests.
          (b) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the consummation by any Regency Entity of the Transactions contemplated by the Transaction Documents, other than such declarations, filings, registrations, notices, authorization, consents or approvals that have been or will be obtained or made prior to the Closing and other than such declarations, filings, registrations or notices that are customarily given or obtained post-closing for transactions of this type.
          (c) No consent or approval of any third party with respect to any Material Contract or any other Contract that is material to the Business is necessary for the consummation by any Regency Entity of the Transactions contemplated by the Transaction Documents, other than such consents or approvals that have been or will be obtained prior to the Closing and other than, with respect to such other Contracts (but not the Material Contracts), such consents or approvals that are customarily given or obtained post-closing for transactions of this type.
     Section 3.4 Capitalization; Ownership of RIGS Interests.
          (a) The Company does not (i) own, directly or indirectly, any capital stock, equity interests or other securities of any Person or (ii) have any Subsidiaries, in each case other than with respect to its ownership in RIGS upon the Closing.
          (b) The Company will not have conducted any business operations, will not have any assets or liabilities and will not be a party to any contract or agreement of any kind or nature prior to the Closing (other than the Organizational Documents of the Company and this Agreement).
          (c) Upon Closing, the GP Units issued pursuant to this Agreement (i) will constitute all of the issued and outstanding general partner units of the Company and (ii) will be duly authorized, validly issued and fully paid (to the extent required under the Company Partnership Agreement). Upon Closing, Regency HIG and each Investor will own the number of GP Units set forth opposite such Party’s name in the column entitled “GP Units” on Exhibit F, free and clear of all Liens except for (i) Liens arising under the Company Partnership Agreement and (ii) Liens that encumber the GP Units owned by such Party that arise by, through or under such Party. The RIGS Interests (i) will constitute all of the issued and outstanding membership interests of RIGS and (ii) have been duly authorized, validly issued and fully paid. There are no existing subscriptions, rights, warrants, calls, options, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, equity-based performance units, commitments, contracts, agreements or undertakings of any character to which either of the Company or RIGS is bound that (A) obligate it to issue, deliver or sell, or cause to be issued, delivered or sold, additional ownership interests in, or any ownership interest convertible or exercisable for, or exchangeable into, any of its ownership interests, or (B) obligate it to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking. There are no outstanding contractual obligations of the Company or RIGS to repurchase, redeem or otherwise acquire any ownership interests of the Company or

RIGS, respectively. There are no outstanding ownership interests or other instruments convertible into or exchangeable for ownership interests of the Company or RIGS and no commitments to issue such ownership interests or instruments. There are no voting trusts, proxies or other agreements or understandings to which the Company or RIGS is bound with respect to the voting of any ownership interests or other interests of the Company or RIGS, respectively.
          (d) Regency HIG has good title to, holds of record, and owns beneficially the RIGS Interests free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws and Liens referenced in Section 7.2(c).
     Section 3.5 Compliance with Law. Except as set forth on Schedule 3.5, (a) each of Regency HIG, RIGS and the Company are in compliance in all material respects with all Laws of any Governmental Authority; (b) none of Regency HIG, RIGS or the Company has received written notice of any violation in any material respect of any such Law; (c) Regency HIG, RIGS and the Company are not in default or violation in any material respect of any order, writ, judgment, award, injunction or decree of any Governmental Authority; and (d) to the Knowledge of Regency HIG, none of Regency HIG, RIGS or the Company is under investigation by any Governmental Authority for potential non-compliance with any Law. Notwithstanding the foregoing, this Section 3.5 shall not apply to any matters relating to Tax matters as it is the Parties’ intent that Section 3.12 shall cover such matters exclusively.
     Section 3.6 Title to Properties and Assets. Except as set forth on Schedule 3.6(a)-1, RIGS has good, valid and marketable fee simple title to all Owned Real Property, free and clear of Encumbrances. Except as set forth on Schedule 3.6(a)-2, with respect to the Leased Real Property, such Leased Real Property is held under valid and subsisting and enforceable Real Property Leases, free and clear of Encumbrances. Except as set forth on Schedule 3.6(b)-1 or in the title insurance policies and surveys related to the Real Property that have been made available to the Investors, there are no agreements granting to any party or parties other than RIGS the right of use any of the Real Property other than such rights that do not materially interfere with the ownership or operation of the Assets. Except as set forth on Schedule 3.6(b)-2, RIGS owns and has good and valid easement title to the Easements, in each case free and clear of Encumbrances. Except as set forth on Schedule 3.6(c), RIGS is in possession of and has good title to, or has a valid leasehold interest under a Personal Property Lease to use, all Tangible Personal Property subject only to Permitted Liens. The map attached as Schedule 3.6(d)-1 depicts the entire existing pipeline system which is currently owned by RIGS (excluding any portion associated with the Haynesville Expansion Project). Regency HIG has made available to the Investors, complete and correct copies of (i) the instruments creating the rights in the Real Property (i.e., deeds, leases, easements) and (ii) the title insurance policies and surveys related to the Real Property, in each case to the extent such instruments are within possession and control of RIGS. Except as set forth on Schedule 3.6(d)-2, with respect to any Real Property Leases, Easements or other applicable interest in Real Property, there are no existing material events of default, or events which with notice or lapse of time or both would constitute material events of default, on the part of the RIGS that would enable or permit the applicable counterparty to terminate the applicable interest in Real Property or to accelerate the obligations of RIGS thereunder; nor, to the Knowledge of Regency HIG, are there any material defaults on the part of any counterparty of such interest in Real Property (i.e., lessor, grantor, licensor). Except as set forth on Schedule 3.6(e), none of the rights of RIGS under any material Real Property Leases or Easements will be subject to termination or material modification, and no consent or approval of any party is required under any such Real Property Lease or any such Easement that will materially impair the ability of RIGS to operate the Business, as a result of the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.6(f), the Assets (together with the Services (as defined in the Services Agreement) to be provided pursuant to the Services Agreement) constitute all rights and properties (including improvements, fixtures, equipment, utilities and rights of ingress and egress) necessary in all material respects to own, operate and maintain the Business (excluding any portion of the Business associated with the Haynesville Expansion Project) in a manner consistent with the ownership, operation and maintenance of the Business (excluding any portion of the Business associated with the Haynesville Expansion Project) by RIGS immediately prior to the Closing. As of the Execution Date, except for the Owned Real Property, Leased Real Property or Easements, RIGS does not own or have the right to use any material real property.
     Section 3.7 Financial Statements. Except as otherwise set forth on Schedule 3.7:
          (a) Schedule 3.7 contains an accurate copy of the pro forma balance sheet (the “Pro Forma Balance Sheet”) of RIGS as of December 31, 2008 (the “Pro Forma Balance Sheet Date”), reflecting adjustments for the material liabilities of RIGS that were recorded on the trial balance of RGS and certain other adjustments, and the pro forma income statement for the year ended December 31, 2008, which present fairly in accordance with GAAP the financial position of RIGS at such date and the results of operations of RIGS for such period, except, in each case, for (i) the absence of footnotes and (ii) the adjustments set forth on Schedule 3.7.
          (b) RIGS has no obligations or liabilities that would be required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP, except for: (i) liabilities set forth, reflected in, reserved against or disclosed in the Pro Forma Balance Sheet; (ii) liabilities incurred in the ordinary course of business or in connection with the Haynesville Expansion Project since the Pro Forma Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law or that would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect other than liabilities relating to the Haynesville Expansion Contracts); (iii) liabilities under Contracts (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law); and (iv) such other liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (c) Except as contemplated by this Agreement or disclosed in this Agreement or as set forth on Schedule 3.7, and except in connection with the Haynesville Expansion Project in accordance with the Haynesville Expansion Budget:
          (i) from the Pro Forma Balance Sheet Date through the Execution Date RIGS has conducted its business in all material respects in the ordinary course and consistent with past practice;

          (ii) from the Pro Forma Balance Sheet Date through the Closing Date there has not been (A) any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (B) any damage, destruction or loss, whether or not covered by insurance that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (C) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the RIGS Interests; and
          (iii) from the Pro Forma Balance Sheet Date through the Closing Date RIGS has not (A) sold, transferred, conveyed, assigned or otherwise disposed of any of its material assets or properties other than in connection with the Haynesville Expansion Project in accordance with the Haynesville Expansion Budget; (B) made any material loans, advances or capital contributions to, or investments in, any other Person; (C) terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any Material Contract; (D) merged or consolidated with any other Person or acquired the interests in or business of any other Person or entered into any agreement with respect thereto; (E) made any change in its accounting methods, principles or practices, except as required by GAAP; or (F) made any capital expenditure other than under a Material Contract or a Haynesville Expansion Contract.
     Section 3.8 Environmental Matters.
          (a) Except as set forth on Schedule 3.8(a) or as covered by Section 3.21:
          (i) RIGS and the Assets are in compliance in all material respects with Environmental Laws and have been in compliance in all material respects for the past 5 years;
          (ii) RIGS possesses, and is in compliance in all material respects with, all Environmental Permits required for the operation of the Assets as presently conducted and such Environmental Permits are in full force and effect;
          (iii) RIGS and the Assets are not subject to any pending nor, to the Knowledge of Regency HIG, threatened Environmental Claims, nor has MLP, RIGS or Regency HIG received any notice of violation, noncompliance, enforcement, investigation or remediation pertaining to RIGS or the Assets from any Governmental Authority pursuant to Environmental Laws;
          (iv) There has been no Release of Hazardous Substances by RIGS on or from the Assets or from or in connection with the operations of RIGS in material violation of any Environmental Laws or in a manner that could give rise to any Environmental Response obligations pursuant to Environmental Laws; and
          (v) RIGS has not assumed or retained by written contract, or by operation of law, any material liabilities of any third party Person to the extent arising under any Environmental Laws.

          (b) Regency HIG has provided or made available to the Investors complete and correct copies of all material environmental, healthy and safety, assessment and audit reports and studies in its possession addressing potentially material environmental liabilities or obligations relating to RIGS or the operation of the Assets.
     Section 3.9 Material Contracts.
          (a) Schedule 3.9(a) sets forth a complete and correct list as of the Execution Date of the Contracts (other than the Transaction Documents) described below to which RIGS is a party (collectively, the “Material Contracts”):
          (i) each Contract for Borrowed Money Debt;
          (ii) each swap, exchange, commodity option or hedging agreement, including all master agreements and any confirmations issued pursuant thereto;
          (iii) each Contract involving a remaining commitment by RIGS to pay capital expenditures in excess of $1,000,000;
          (iv) each Contract for the lease or sublease of real property involving aggregate payments in excess of $250,000 in any calendar year;
          (v) each Contract for lease of personal property involving aggregate payments in excess of $250,000 in any calendar year;
          (vi) each natural gas transportation Contract that individually contains a minimum fixed daily quantity of gas that exceeds 30,000 MMBtu, all of which listed natural gas transportation Contracts represent in the aggregate in excess of 75% of the total revenue of RIGS for the year ending December 31, 2008;
          (vii) each Contract providing for any compensation payable to employees or consultants as a result of the consummation of the transaction contemplated by this Agreement;
          (viii) except for Contracts of the nature described in clauses (i) through (vii) above (without regard to any dollar threshold described in such clauses), each Contract involving aggregate payments by or to RIGS in excess of $250,000 in any future calendar year that cannot be terminated by RIGS on 60 days or less notice without premium or penalty;
          (ix) each Contract under which RIGS has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any indebtedness or obligations of any other Person, (B) granted a Lien on any of the Assets to secure any indebtedness or obligations of any other Person or (C) extended credit to any Person other than as accounts payable arising in the ordinary course of business;

          (x) consulting Contracts providing annual compensation in excess of $100,000 that cannot be terminated by RIGS on 60 days or less notice without premium or penalty;
          (xi) Contracts that purport to limit the freedom of RIGS to compete in any line of business or in any geographic area;
          (xii) partnership, joint venture or other similar Contracts providing for the sharing of profits of RIGS with any third party; and
          (xiii) all Contracts between RIGS or the Company, on the one hand, and the MLP, any Affiliate of the MLP or of their respective officers, managers, directors, employees, or any of their respective Affiliates, on the other hand.
          (b) Regency HIG has provided or made available to the Investors complete and correct copies of all the Material Contracts. Except as set forth on Schedule 3.9(b), each Material Contract is a legal, valid and binding obligation of RIGS and, to the Knowledge of Regency HIG, of each other party thereto in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally or by principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3.9(b), neither RIGS nor, to the Knowledge of Regency HIG, any other party to any Material Contract, is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder, nor has any Regency Entity or RIGS received written notice that it is in material breach or default thereunder. Except as set forth on Schedule 3.9(b), no Regency Entity or RIGS has received a notice exercising a right to terminate a Material Contract.
     Section 3.10 Legal Proceedings. Except as set forth on Schedule 3.10, there are no Proceedings pending or, to the Knowledge of Regency HIG, threatened, against RIGS, the Company or the Assets, and there are no orders or unsatisfied judgments from any Governmental Authority binding on RIGS or the Company. There are no Proceedings pending or, to the Knowledge of Regency HIG, threatened against Regency HIG, RIGS or the Company that would reasonably be expected to have a Material Adverse Effect.
     Section 3.11 Permits. Except as set forth on Schedule 3.11, RIGS has all material permits, approvals, consents, licenses, franchises, exemptions and other governmental authorizations, consents and approvals (collectively, “Permits”) necessary to use, own and operate the Assets as presently used, owned and operated, except for any such Permits that are or will be required for the Haynesville Expansion Project. Except as set forth on Schedule 3.11, RIGS is and has been in compliance in all material respects with all such Permits.
     Section 3.12 Taxes. All Tax Returns required to be filed with respect to RIGS and the ownership or operation of the Assets have been properly and timely filed and all such Tax Returns are complete and correct in all material respects; all Taxes due relating to RIGS and the ownership or operation of the Assets have been properly and timely paid in full (whether or not shown to be due on such Tax Returns). No Tax audits, inquiries or other investigations or proceedings are being conducted with respect to RIGS or its Assets, and no notice of any such event has been received. There are no Liens with respect to Taxes on the RIGS Interests or Assets. RIGS has not received any written notice of deficiency or assessment from any Governmental Authority with respect to liabilities for Taxes of RIGS or arising with respect to the ownership or operation of the Assets, which have not been paid in full. All Taxes required to be withheld, collected or deposited by or with respect to RIGS or in connection with the ownership or operation of the Assets have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been timely paid or remitted to the relevant Governmental Authority. There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes of RIGS or arising with respect to the ownership or operation of the Assets for any period. Since the date of its formation, RIGS has been treated as a partnership or disregarded entity for U.S. federal tax purposes and no election has been made to treat RIGS as a corporation for any federal, state or local income tax purposes. There are no Tax indemnity agreements, Tax sharing agreements, or other similar arrangements with respect to or involving RIGS or any of the Assets. RIGS has not participated in any transaction that is or is substantially similar to a “listed transaction” under Section 6011 of the Code and the Treasury regulations thereunder, or any other transaction requiring disclosure under Treasury Regulation Section 1.6011-4. Notwithstanding any other provisions of this Agreement to the contrary, this Section 3.12 contains the sole and exclusive representations and warranties of Regency HIG with respect to Tax matters and such representations and warranties shall be qualified by all statements set forth on Schedule 3.12.
     Section 3.13 Employees.
          (a) Neither RIGS nor the Company has, or, to the Knowledge of Regency HIG, previously had any employees and no Affiliate of RIGS or the Company is a party to a collective bargaining agreement with employees of RIGS or the Company.
          (b) Neither RIGS nor the Company sponsors, maintains, has liability under or has an obligation to contribute to any “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), or any stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan or any other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (all such plans, agreements, programs, policies and arrangements, collectively, the “Benefit Plans”). None of RIGS, the Company or any of their ERISA Affiliates, has any liability under Section 412 of the Code or Title IV of ERISA.
     Section 3.14 Brokers’ Fee. No broker, finder, investment banker or other Person or similar intermediary has acted for or on behalf of, or is entitled to any brokerage fee, finders’ fee or similar fee or other commission from RIGS or the Company, in connection with this Agreement or the Transactions for which either RIGS or the Company is liable.
     Section 3.15 Insurance. Schedule 3.15 contains a complete and correct list of all liability, property, fire, casualty, product liability, workers’ compensation and other insurance policies, if any, that are in full force and effect as of the Execution Date that insure or relate to the Assets or RIGS (the “Policies”). Except as set forth on Schedule 3.15, no Regency Entity or RIGS, with respect to the Assets or RIGS, has received any notice from the insurer under any Policies disclaiming coverage, reserving rights with respect to a particular claim or such Policy in general or canceling or materially amending any such Policy. Except as set forth on Schedule 3.15, there is no claim, suit or other matter currently pending in respect of which any Regency Entity or RIGS has received such a notice. All premiums due and payable for such Policies have been duly paid, and such Policies or extensions or renewals thereof in the amounts described will be outstanding and duly in full force without interruption until the Closing Date.
     Section 3.16 Intellectual Property. Schedule 3.16 sets forth a complete and correct list of all material registered Intellectual Property owned by RIGS that is used by RIGS in connection with the Business. Except as set forth on Schedule 3.16, (a) upon Closing RIGS or the Company will own or have the right to use pursuant to license, sublicense, agreement (including the Services Agreement) or otherwise all material items of Intellectual Property required in the operation of the Business as presently conducted or as contemplated to be conducted in connection with the Haynesville Expansion Project; (b) no third party has asserted in writing delivered to RIGS or the Company an unresolved claim that RIGS is infringing on the Intellectual Property of such third party; and (c) to the Knowledge of Regency HIG, no third party is infringing on the Intellectual Property owned by RIGS.
     Section 3.17 Regulatory Status. Except as set forth on Schedule 3.17, RIGS (i) has all necessary approvals from FERC to provide service to customers pursuant to Section 311 of the Natural Gas Policy Act of 1978, as amended, (ii) has made all required FERC filings necessary to offer such service and (iii) is not and Regency HIG has not been in violation in any material respect of any of FERC’s rules, regulations or orders.
     Section 3.18 Confidentiality. Schedule 3.18 sets forth a complete and correct list of all Material Contracts, the disclosure of which or the material terms of which cannot be disclosed to any Investor as a result of confidentiality or other obligations that have not been waived.
     Section 3.19 Books and Records. The books and records, accounts and ledgers of each member of RIGS are complete and correct in all material respects and have been maintained in accordance with good business and bookkeeping practices in all material respects. The minute books and other similar records of RIGS are complete and correct in all material respects and accurately and adequately reflect in all material respects all resolutions duly adopted at any meeting (or pursuant to any action by written consent) of the stockholders, members, partners, managers, board of directors and committees of the board of directors, of RIGS.
     Section 3.20 Solvency. There are no bankruptcy, insolvency, reorganization, receivership or arrangement proceedings pending with respect to, being contemplated by or, to the Knowledge of Regency HIG, threatened against any Regency Entity or RIGS.
     Section 3.21 Haynesville Expansion. Except as otherwise set forth on Schedule 3.21:
          (a) Part A of Schedule 3.21 sets forth a complete and correct list of all Environmental Permits held by RIGS in connection with the construction, ownership and operation of the Haynesville Expansion Project as contemplated on the Execution Date. Part B of Schedule 3.21 sets forth the Environmental Permits not yet held by RIGS, but that are required to be obtained in connection with the construction, ownership and operation of the Haynesville Expansion Project as contemplated on the Execution Date. Any such Environmental Permits that are required to enable RIGS to construct, own and operate the Haynesville Expansion Project that are not obtained by the Closing Date can be obtained in the ordinary course without material delay, condition or expense, other than as set forth in the Haynesville Expansion Budget or the Initial Operating Budget.
          (b) RIGS and the Assets comprising the Haynesville Expansion Project are in compliance in all material respects with Environmental Laws.
          (c) Part C of Schedule 3.21 sets forth a complete and correct list of all material Permits (other than Environmental Permits) held by RIGS in connection with the construction, ownership and operation of the Haynesville Expansion Project as contemplated on the Execution Date. Part D of Schedule 3.21 sets forth the material Permits (other than Environmental Permits) not yet held by RIGS, but that are required to be obtained in connection with the construction, ownership and operation of the Haynesville Expansion Project as contemplated on the Execution Date. Any such material Permits that are required to enable RIGS to construct, own and operate the Haynesville Expansion Project that have not been obtained by the Execution Date, can be obtained in the ordinary course without material delay, condition or expense, other than as set forth in the Haynesville Expansion Budget or the Initial Operating Budget.
          (d) RIGS has obtained Contracts to acquire substantially all of the pipe necessary to complete the Haynesville Expansion Project in accordance with the Haynesville Expansion Budget. Except as set forth on Schedule 3.6(b)-2, RIGS owns and has good and valid easement title to the easements and/or rights-of-way, in each case free and clear of Encumbrances, that comprise not less than approximately 35% of the total length of the pipeline contemplated by the Haynesville Expansion Project in the locations shown on the map attached as Schedule 3.21(d). Such real property interests grant to RIGS the right to construct, operate and maintain the pipeline contemplated on the Execution Date by the Haynesville Expansion Project in, over, under and across the property covered by such real property interests, except as would not (i) materially impair or delay the development and construction of the pipeline as contemplated on the Execution Date as a whole or any individual material segment thereof or (ii) materially increase the cost to develop, construct, operate or maintain the pipeline as contemplated on the Execution Date in excess of the costs thereof set forth in the Haynesville Expansion Budget or the Initial Operating Budget. To the Knowledge of Regency HIG, there are no impediments to obtaining the real property interests not currently held by RIGS that are necessary to complete the Haynesville Expansion Project in the ordinary course without material delay, condition or expense, other than as set forth in the Haynesville Expansion Budget or the Initial Operating Budget.
          (e) RIGS has Expropriation Rights.
          (f) Part E of Schedule 3.21 sets forth a complete and correct list of (i) all material Contracts required to construct and complete the Haynesville Expansion Project that are in existence on the Execution Date (collectively, the “Existing Haynesville Expansion

Contracts”) and (ii) all material Contracts that, to the Knowledge of Regency HIG, are required to construct and complete the Haynesville Expansion Project that are not in existence on the Execution Date, including the Firm Transportation Contracts, (all of which, together with the Existing Haynesville Expansion Contracts, are collectively referred to as the “Haynesville Expansion Contracts”). Except as set forth on Part F of Schedule 3.21, any Haynesville Expansion Contract that is required to enable RIGS to construct and complete the Haynesville Expansion Project that is not obtained by the Execution Date can be obtained in the ordinary course without material delay, condition or expense, other than as set forth in the Haynesville Expansion Budget. Regency HIG has provided or made available to the Investors complete and correct copies of all Existing Haynesville Expansion Contracts. Except as set forth on Part G of Schedule 3.21, each Existing Haynesville Expansion Contract is a legal, valid and binding obligation of RIGS, and, to the Knowledge of Regency HIG, of each other party thereto in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally or by principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Part G of Schedule 3.21, neither RIGS nor, to the Knowledge of Regency HIG, any other party to any Existing Haynesville Expansion Contract, is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, nor has any Regency Entity received written notice that Regency HIG is in breach or default thereunder. Except as set forth on Part G of Schedule 3.21, no Regency Entity has received a notice exercising a right to terminate an Existing Haynesville Expansion Contract.
          (g) To the Knowledge of Regency HIG, there is no public or political opposition to the Haynesville Expansion Project that would reasonably be expected to result in a material delay, condition or expense not otherwise contemplated in the Haynesville Expansion Budget or the Initial Operating Budget in the completion of the Haynesville Expansion Project.
          (h) The construction, commissioning and tie-in of the Haynesville Expansion Project shall not cause RIGS to curtail firm service to those shippers that (i) are served pursuant to Section 311 of the Natural Gas Policy Act of 1978, as amended, and (ii) receive services from RIGS prior to completion of the Haynesville Expansion Project.
     Section 3.22 HSR. Neither Regency HIG nor any of its Affiliates is required to make any filing under the HSR Act in connection with the Transactions.
     Section 3.23 Internal Controls. RIGS, or Affiliates of RIGS acting on its behalf, maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the accounting records for assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
     Each Investor hereby severally represents and warrants to Regency HIG and the other Investor as follows:
     Section 4.1 Organization; Existence and Good Standing. The Investor is a corporation, limited liability company or limited partnership duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has all requisite power and authority to own, lease and operate the properties and assets it currently owns, leases and operates and to carry on its business as such business is currently conducted. The Investor has delivered or made available complete and correct copies of its Organizational Documents to Regency HIG.
     Section 4.2 Authority; Enforceability.
          (a) The Investor has the full corporate, limited liability company or partnership power and authority to execute and deliver the Transaction Documents to which it is, or will be as of the Closing, a party, and to consummate the Transactions. The execution and delivery by the Investor of the Transaction Documents to which it is, or will be as of the Closing, a party, and the consummation by such Investor of the Transactions, have been duly and validly authorized by such Investor and no other corporate, limited liability company or partnership proceedings on the part of such Investor is necessary to authorize the Transaction Documents or to consummate the Transactions.
          (b) Each of the Transaction Documents to which the Investor is, or will be as of the Closing, a party has been (or will be, in the case of Transaction Documents to be delivered at the Closing) duly executed and delivered by such Investor and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which such Investor is, or will be as of the Closing, a party constitutes (or will constitute, in the case of Transaction Documents to be delivered at Closing) the valid and binding agreement of such Investor, and is (or will be, in the case of Transaction Documents to be delivered at the Closing) enforceable against such Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 4.3 No Violation; Consents and Approvals.
          (a) The execution, delivery and performance of the Transaction Documents by the Investor and the consummation by such Investor of the Transactions do not and will not as of the Closing after giving effect to the Closing and the consummation of the Transactions (i) conflict with or violate any Organizational Document of such Investor; (ii) constitute a default (or an event that with notice or lapse of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without notice, lapse of time or both) under any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which such

Investor is a party or by which any of its assets is bound, except to the extent that such default, termination, amendment, acceleration or cancellation right would not reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations under the Transaction Documents; or (iii) violate or breach any Law applicable to such Investor.
          (b) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the consummation by such Investor of the Transactions contemplated by the Transaction Documents, other than such declarations, filings, registrations, notices, authorization, consents or approvals that will have been obtained or made prior to the Closing.
     Section 4.4 Brokers’ Fee. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker, finder or similar fee or other commission from the Investor or any of its Affiliates, in connection with this Agreement or the Transactions for which RIGS or any Regency Entity is liable.
     Section 4.5 Financial Ability. With respect to each Alinda Investor, such Investor or the Alinda Investor I Parent or Alinda Investor II Parent, as applicable, have, and shall have at all times prior to the Closing, access to funds sufficient to fund the consummation of the Transactions (including such Investor’s obligations pursuant to Section 2.2(a)) and satisfy all other costs and expenses arising in connection with this Agreement. With respect to the GE Investor, such Investor has, and shall have at all times prior to the Closing, access to funds sufficient to fund the consummation of the Transactions (including such Investor’s obligations pursuant to Section 2.2(a)) and satisfy all other costs and expenses arising in connection with this Agreement.
     Section 4.6 HSR. No Investor is required to make any filing under the HSR Act in connection with the Transactions.
ARTICLE 5
INDEMNIFICATION
     Section 5.1 Survival.
          (a) The liability of Regency HIG for the representations and warranties of Regency HIG contained in Article 3 and the certification of any officer of Regency HIG delivered in connection with the Closing pursuant to Section 2.4(b)(viii) (the “Regency HIG Closing Certificate”) shall survive the Closing until the date that is 18 months after the Closing Date, with the exception that the representations and warranties in:
          (i) Section 3.12 and the certification in the Regency HIG Closing Certificate with respect thereto shall survive the Closing until 60 days after the expiration of the applicable statute of limitations; and
          (ii) Section 3.1, Section 3.2, Section 3.3(a)(i), Section 3.4, Section 3.14, Section 3.22 and the Third Party Obligation Representations (collectively, the “Regency Fundamental Representations”) shall survive the Closing indefinitely. The representations and warranties of the Investors contained in Article 4 and the certification of any officer of an Investor delivered in connection with the Closing pursuant to Section 2.4(a)(iv) (the “Investor Closing Certificate”) shall survive the Closing indefinitely.
          (b) All covenants and agreements contained in this Agreement that are to be performed at or prior to the Closing shall survive the Closing until the date that is 18 months after the Closing Date. All covenants and agreements contained in this Agreement that are to be performed after the Closing shall survive in accordance with their terms.
          (c) The period of time a representation, warranty, covenant, agreement or certification survives the Closing pursuant to this Section 5.1 shall be the “Survival Period” with respect to such representation, warranty, covenant, agreement or certification. NO PARTY SHALL BE ENTITLED TO ANY RECOVERY FOR INDEMNIFICATION CLAIMS MADE UNDER THIS ARTICLE 5 WITH RESPECT TO ANY SUCH REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CERTIFICATION UNLESS A NOTICE OF SUCH CLAIM IS PROVIDED BY THE CLAIMING PARTY TO SUCH OTHER PARTY PRIOR TO THE EXPIRATION OF THE APPLICABLE SURVIVAL PERIOD FOR SUCH REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CERTIFICATION.
     Section 5.2 Indemnification by Regency HIG. Notwithstanding any investigation by or on behalf of any Investor, subject to the terms of Section 5.9 and all other provisions of this Article 5, from and after the Closing, Regency HIG shall indemnify, defend and hold harmless the GE Investor, its officers, directors, successors and permitted assigns and its and their respective Affiliates (collectively, the “GE Covered Persons”), Alinda Investor 1, its officers, directors, successors and permitted assigns and its and their respective Affiliates (collectively, the “Alinda 1 Covered Persons”) and Alinda Investor 2, its officers, directors, successors and permitted assigns and its and their respective Affiliates (collectively, the “Alinda 2 Covered Persons” and together with the Alinda 1 Covered Persons, the “Alinda Covered Persons”; and the Alinda Covered Persons together with the GE Covered Persons, the “Investor Covered Persons”), to the fullest extent permitted by Law, from and against any Losses incurred by such Investor Covered Person, arising out of or relating to (a) any breach of any of the representations or warranties (in each case, when made) of Regency HIG contained in Article 3 or the certifications in the Regency HIG Closing Certificate with respect thereto; (b) any breach of any of the covenants or agreements of Regency HIG contained in this Agreement; or (c) the Indemnified Subject Litigation.
     Section 5.3 Indemnification by the Investors. Notwithstanding any investigation by or on behalf of Regency HIG, subject to the terms of this Article 5, from and after the Closing, each Investor shall severally indemnify and hold harmless Regency HIG, its officers, directors, successors and permitted assigns and its and their respective Affiliates (collectively, the “Regency HIG Covered Persons”) and the other Investor Covered Persons, to the fullest extent permitted by Law, from and against any Losses incurred by such Regency HIG Covered Person or other Investor Covered Person, as applicable, arising out of or relating to (a) any breach of any of the representations or warranties (in each case, when made) of such Investor contained in Article 4 or the certifications in the Investor Closing Certificate and (b) any breach of any of the covenants of such Investor contained in this Agreement.

     Section 5.4 Indemnification by the Company. Subject to the terms of this Article 5, from and after the Closing, the Company shall indemnify and hold harmless the Regency HIG Covered Persons and the Investor Covered Persons (collectively, the “Covered Persons”), to the fullest extent permitted by Law, from and against any Losses incurred by such Covered Person, arising out of or relating to any breach of any of the covenants of the Company contained in this Agreement.
     Section 5.5 Haynesville Cost Overruns. Regency HIG shall contribute to the Company an amount equal to the Cost Overruns. Regency HIG shall not be issued any GP Units in respect of contributions under this Section 5.5. All contributions required to be made by Regency HIG under this Section 5.5 shall be made promptly so as to permit the Company to pay such Cost Overruns as they come due and shall be treated as capital contributions under the Company Partnership Agreement.
     Section 5.6 No Effect on Other Agreements. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement shall be construed to have any effect upon, or to otherwise limit, any indemnification obligation or other provision contained in the Services Agreement and the Company Partnership Agreement.
     Section 5.7 Indemnification Procedures.
          (a) Subject to the other provisions of this Article 5, in the event that any action, suit, claim or proceeding is commenced by a third party involving a claim (a “Third Party Claim”) in respect of any matter that, if true (without any responsibility for independent investigation of the facts or law contained in such notice from the third party), would be subject to indemnification by a Party under Section 5.2, Section 5.3 or Section 5.4 (an “Indemnifying Party”) to a Party entitled to such indemnification (an “Indemnified Party”), the Indemnified Party shall promptly deliver written notice to the Indemnifying Party of such Third Party Claim describing in reasonable detail (i) the nature of the Third Party Claim, (ii) if practicable, the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim, (iii) the basis of the Indemnified Party’s request for indemnification under this Agreement and (iv) a copy of all papers served with respect to such claim (if any) (the “Claim Notice”). Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.
          (b) If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim within 30 days of such Indemnifying Party’s receipt of the Claim Notice (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under this Article 5), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 5.7(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim of all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by any Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate reasonably with the Indemnifying Party, at the Indemnifying Party’s cost and expense, and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 5.7(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.
          (c) If the Indemnifying Party does not notify the Indemnified Party within 30 days of such Indemnifying Party’s receipt of the Claim Notice that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 5.7(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party, by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without first obtaining the written consent of the Indemnifying Party for such proposed settlement (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim of all Indemnifying Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by any Indemnifying Party or its Affiliates. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 5.7(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
          (d) Subject to the other provisions of this Article 5, a claim for indemnification by any Indemnified Party for any matter not involving a Third Party Claim shall be asserted by delivery of a Claim Notice to the Indemnifying Party from whom indemnification is sought promptly after such Indemnified Party becomes aware of the facts or circumstances giving rise to such claim.
          (e) If Closing occurs, the Parties acknowledge that the Indemnified Subject Litigation is comprised of Third Party Claims to which this Section 5.7 shall apply.
     Section 5.8 Limits on Indemnification.
          (a) Calculation of Losses. In calculating amounts payable to an Indemnified Party, including for purposes of Section 5.8(d), the amount of any Losses for which an Indemnified Party may receive any payment hereunder shall be determined without duplication of any other Loss for which an Indemnified Party has received any payment hereunder and shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses, (ii) any indemnification or reimbursement payments actually recovered by the Indemnified Party from any Person with respect to such Losses, (iii) any Tax Benefit actually realized by any Indemnified Party on account of such Losses and (iv) any payment made by Regency HIG under Section 5.9.
          (b) Limitation on Damages. Notwithstanding any other provision of this Agreement, in no event shall any Party be liable for punitive, special, incidental, indirect, consequential or lost profits damages of any kind or nature, regardless of the form of action through which such damages are sought, except for any such damages recovered by any third party against any Party in respect of which such Party would otherwise be entitled to indemnification pursuant to the terms hereof.
          (c) Deductible. If the Closing occurs, none of the GE Covered Persons, the Alinda 1 Covered Persons or the Alinda 2 Covered Persons will be entitled to indemnity under Section 5.2 of this Agreement for Losses with respect to any claim under Section 5.2 until the aggregate amount of all such claims by such GE Covered Persons, such Alinda 1 Covered Persons or such Alinda 2 Covered Persons, as applicable, exceeds the applicable Regency HIG Basket Amount, and thereafter, the Investor Covered Persons shall only be entitled to recover Losses in excess of the applicable Regency HIG Basket Amount; provided that the foregoing limitation shall not apply with respect to Losses arising out of or relating to (i) any breach of a Regency Fundamental Representation, (ii) any breach of any of the covenants or agreements of Regency HIG contained in this Agreement that are to be performed after the Closing other than the covenants in Section 6.3, (iii) any breach by Regency HIG of the representations and warranties in Section 3.12 or the covenants in Section 6.3 and (iv) the Indemnified Subject Litigation.
          (d) Cap. Notwithstanding anything to the contrary in this Agreement, if the Closing occurs, in no event will the aggregate payments required to be made by Regency HIG in respect of its aggregate liability to an Investor Covered Person arising under this Agreement exceed the applicable Regency HIG Cap; provided that the foregoing limitation shall not apply with respect to Losses arising out of or relating to (i) any breach of a Regency Fundamental Representation, (ii) any breach by Regency HIG of any of the covenants or agreements in this Agreement that are to be performed after the Closing other than the covenants in Section 6.3, (iii) any breach by Regency HIG of the representations and warranties in Section 3.12 or the covenants in Section 6.3 and (iv) the Indemnified Subject Litigation.
          (e) Exclusive Remedy. The remedies provided in this Article 5 shall be the sole and exclusive legal remedies of the Investor Covered Persons, the Regency HIG Covered Persons and the Covered Persons, from and after the Closing, with respect to this Agreement; provided that nothing in this Section 5.8(e) shall prevent either Party from seeking specific performance, injunctive and/or equitable relief for claims of breach or failure to perform covenants performable under this Agreement at any time after the Closing.
     Section 5.9 Satisfaction of Claims for Indemnification. In lieu of making a direct payment to an Investor Covered Person for any Losses suffered by an Investor Covered Person,

the Parties agree that in the event (i) any such Losses are determined to be subject to an indemnification obligation pursuant to Section 5.2, (ii) such Losses are Losses both of the Company and the Investors as a result of their ownership interests in the Company and (iii) neither the Company nor RIGS is insolvent or will become insolvent after giving effect to all of such Losses, Regency HIG shall satisfy any such Losses by contributing cash to the Company equal to 100% of the Losses suffered by the Company, and each dollar paid by Regency HIG shall for all purposes of this Agreement reduce the Regency HIG Cap by an aggregate amount of $1 (with each dollar of reduction allocated among each Investor’s applicable portion of the Regency HIG Cap pro rata based on such Investor’s applicable Sharing Ratio). For the avoidance of doubt, contributions made pursuant to this Section 5.9 shall be treated as capital contributions under the Company Partnership Agreement. Regency HIG shall not be issued any GP Units in respect of such contribution to the Company.
     Section 5.10 Independent Investigation; Waiver of Other Representations.
          (a) EACH OF THE INVESTORS HEREBY ACKNOWLEDGES THAT (i) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS AND EVALUATION OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS OF RIGS AND THE COMPANY, (ii) IT HAS BEEN PROVIDED ACCESS TO PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF RIGS AND THE COMPANY FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN, (iii) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF RIGS AND AN INVESTMENT IN THE COMPANY AND (iv) REGENCY HIG, RIGS AND THE COMPANY HAVE DELIVERED OR MADE AVAILABLE TO THE INVESTORS OR THEIR ADVISORS ALL INFORMATION WHICH THE INVESTORS OR SUCH ADVISORS HAVE REQUESTED FOR THE PURPOSE OF DECIDING WHETHER OR NOT TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS.
          (b) IN ENTERING INTO THIS AGREEMENT, EACH OF THE INVESTORS HAS RELIED UPON, AMONG OTHER THINGS, ITS DUE DILIGENCE INVESTIGATION AND ANALYSIS OF RIGS AND THE COMPANY, AND EACH OF THE INVESTORS:
          (i) ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, MADE BY REGENCY HIG OR THE COMPANY OR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, WHETHER OR NOT SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;

          (ii) ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, (A) THE INVESTORS ARE ACQUIRING THE GP UNITS “AS IS, WHERE IS, WITH ALL FAULTS” AND (B) REGENCY HIG EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE GP UNITS AND THE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF RIGS, THE COMPANY AND THEIR RESPECTIVE ASSETS;
          (iii) ACKNOWLEDGES AND AGREES THAT NONE OF REGENCY HIG, THE COMPANY OR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE INVESTORS OR THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT, OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO THE INVESTORS OR THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES DURING SITE OR OFFICE VISITS, IN ANY “DATA ROOMS” (INCLUDING INTERNET-BASED DATA ROOMS), MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO THE INVESTORS OR THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF RIGS AND THE COMPANY OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3 (COLLECTIVELY, THE “DUE DILIGENCE INFORMATION”);
          (iv) ACKNOWLEDGES AND AGREES THAT (A) THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (B) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND IT IS FAMILIAR WITH SUCH UNCERTAINTIES, AND (C) IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER

FORECASTS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY IT ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT ITS SOLE RISK; AND
          (v) AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NONE OF REGENCY HIG, THE COMPANY OR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO THE INVESTORS OR THEIR DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE) RESULTING FROM THE FURNISHING TO THE INVESTOR, OR ANY INVESTOR’S USE OF, ANY DUE DILIGENCE INFORMATION.
ARTICLE 6
COVENANTS
     Section 6.1 Formation of the Company; Joinder; Related Matters.
          (a) Formation of the Company. Regency HIG agrees to cause the Company to be formed as a Delaware general partnership prior to the Closing. The Parties agree that simultaneous with the Closing, any Affiliate of Regency HIG that is a general partner in the Company will withdraw from the Company.
          (b) Joinder of the Company. Prior to the Closing, Regency HIG shall cause the Company to execute the joinder set forth on the signature pages of this Agreement.
          (c) Company Matters. The Parties agree that all representations and warranties that relate to the Company and covenants and agreements of the Company set forth in this Agreement shall not be given any effect for any time period beginning before the date the Company executes and delivers the joinder referred to in Section 6.1(b).
     Section 6.2 Tax Effect. None of the Parties (nor such Parties’ counsel or accountants) has made or is making any representations to any other Party (nor such Party’s counsel or accountant) concerning any of the Tax effects of the transactions provided for in this Agreement. Each Party hereto represents that it has obtained, or may obtain, independent Tax advice with respect thereto and upon which it, if so obtained, has solely relied.
     Section 6.3 Tax Matters.
          (a) Each of the Parties agrees to cooperate fully with each other Party to enable each Party to determine its own Tax liability with respect to the Company accurately. Each Party shall provide and make available to each other Party such records as a Party may reasonably request for the defense of any audit, examination, administrative appeal or litigation of any Tax Return or other similar governmental report or form.

          (b) Regency HIG shall be liable for, and shall indemnify, defend and hold harmless the Company for, any and all liability for Taxes with respect to RIGS and the ownership or operation of the Assets or the RIGS Interests for any taxable period ending on or before the Closing Date (“Pre-Closing Tax Period”) and with respect to any taxable period that begins on or before and ends after the Closing Date (“Straddle Period”), for the portion thereof ending at the close of business on the Closing Date. In the case of any Straddle Period, liability for Income Taxes relating to RIGS or the ownership or operation of the Assets or the RIGS Interests shall be allocated between Regency HIG and the Company as if all of the books and records relating to RIGS and the ownership and operation of the Assets were closed as of the close of business on the Closing Date. In the case of any Straddle Period, the amount of any Non-Income Taxes with respect to RIGS or the Assets allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the applicable period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant period. In the case of ad valorem property Taxes, “taxable period” means the period beginning on the assessment date for ad valorem property Taxes through the day before the next assessment date for such Taxes. Upon receipt of the ad valorem property Tax bills for the taxable period that contains the Closing Date, Regency HIG shall calculate the prorated ad valorem property Taxes and shall bill the Company for the amount allocated to the post-Closing period, with the Company making such payment within 20 days of receipt of such bill. The Company shall promptly forward to Regency HIG any ad valorem property Tax bills for the taxable period that contains the Closing Date that are received by the Company. Regency HIG shall be responsible, as between Regency HIG and the Company, for the payment of the total amount of ad valorem property Taxes imposed on or with respect to the Assets for the taxable period that contains the Closing Date. Notwithstanding any provision of this Agreement to the contrary, any Tax receivables included within Current Assets shall be for the benefit of the Company and shall not reduce or offset any obligation of Regency HIG for Taxes regardless of the period to which such receivable relates. The Company shall prepare and file all Tax Returns with respect to RIGS and the ownership or operation of the Assets due after the Closing Date and Regency HIG shall fully cooperate with the Company, at its own cost, in the preparation of such Tax Returns relating to any Straddle Period.
     Section 6.4 Further Assurances. From time to time after the Closing Date, and without any further consideration, the Parties agree to execute and deliver all such additional instruments and documents, and will do all such other acts and things, all in accordance with applicable Laws, as may be reasonably necessary to give effect to the transactions consummated by this Agreement.
     Section 6.5 Expenses. Except as otherwise provided in this Section 6.5, each Party shall bear its own expenses incurred in connection with the Transaction Documents and the Transactions whether or not the Transactions are consummated, including all fees of its legal counsel, financial and business advisers and accountants; provided that Regency HIG shall reimburse the Alinda Investors for reasonable and documented third party expenses paid in connection with the Transaction Documents and the Transactions if this Agreement is terminated by any Alinda Investor pursuant to Section 8.1(b). Regency HIG shall bear all transfer, recording, sales and similar Taxes resulting from the conveyance of the RIGS Interests to the Company.

     Section 6.6 Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby and neither Regency HIG on one hand nor any Investor on the other shall issue any such public announcement, statement or other disclosure without having first received the written consent of the other Party, except as may be required by Law or any listing agreement with a national securities exchange; provided that the Alinda Investors are given the prior opportunity to review and comment on any such public announcement, statement or other disclosure required to be issued to the extent related to the Alinda Investors or their Affiliates.
     Section 6.7 Operation of the Assets. From the Execution Date through the Closing, Regency HIG shall use reasonable efforts to cause the Business to be operated in the ordinary course (other than in connection with the Haynesville Expansion Project, which shall be operated as provided for in Section 6.8) and, without limiting the generality or effect of the foregoing, Regency HIG shall use reasonable efforts to cause RIGS to maintain the Assets, comply with all applicable Laws, and preserve intact the Business and its relationships with customers, suppliers and others having business relationships with RIGS, in each case in all material respects and as consistent with past practices employed with respect to the Assets. Without limiting the generality or effect of the foregoing, except as set forth on Schedule 6.7, prior to the Closing, without the prior written consent of the Investors, which consent shall not be unreasonably withheld, conditioned or delayed, neither Regency HIG nor the Company shall cause or allow the Company or RIGS to, except as otherwise permitted or required by the other terms of this Agreement or by the terms of any other Transaction Document:
          (a) amend its Organizational Documents;
          (b) liquidate, dissolve, recapitalize or otherwise wind up its business;
          (c) issue, grant or sell any equity interests, notes, bonds (or options or warrants) or any other securities or obligations convertible into or exchangeable for any of its equity interests;
          (d) declare or pay dividends or make any other distributions in respect of its equity interests, or purchase, redeem or otherwise acquire or retire for value any of its equity interests;
          (e) incur any Borrowed Money Debt other than Borrowed Money Debt that will be paid or otherwise discharged in full at or prior to the Closing by Regency HIG or its Affiliates (other than the Company or RIGS);
          (f) cancel, compromise, waive, release or settle any right, claim or lawsuit, other than in the ordinary course of business; provided that Regency HIG and/or the Company will consult with Investors prior to such cancellation, compromise, waiver, release or settlement if the amount involved or required to be paid under (i) any such single cancellation, compromise, waiver, release or settlement exceeds $500,000 or (ii) all such cancellations, compromises, waivers, releases and settlements exceeds $500,000 in the aggregate;

          (g) except in the ordinary course of business or as contemplated by the Haynesville Expansion Project, terminate, amend in any material respect or grant a waiver of any material term of, or give any material consent with respect to, any Material Contract after the Execution Date;
          (h) subject to any Encumbrance on any of the Assets or the RIGS Interests;
          (i) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement involving any executive officer or other employee of RIGS or employ any Person as an employee of RIGS or the Company;
          (j) make, change or revoke any election in respect of Taxes, make any agreement or settlement with any Governmental Authority with respect to Taxes, file any amended Tax Return or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;
          (k) except as may be required as a result of a change in applicable Laws or GAAP, change in any material respect any accounting method;
          (l) sell, assign, transfer, lease or otherwise dispose of any assets or properties, except in the ordinary course of business or obsolete assets or properties;
          (m) other than (i) to the extent necessary to satisfy the obligations of the Company or RIGS under applicable Law or (ii) in respect to an emergency situation as is reasonably necessary to protect human health and safety or the environment, or to provide for continuation of the operations and business of the Company or RIGS, in each case as determined by the Company or RIGS in its reasonable discretion, make or commit to make any capital expenditures not provided for in the Haynesville Expansion Budget in excess of $125,000 per month;
          (n) other than compliance filings or other routine tariff, comments, interventions or response filings made in the ordinary course of business, make any substantive filings or submit any documents or information to FERC or any other Governmental Authority;
          (o) merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person or make any loan to any Person (other than extensions of credit to customers in the ordinary course of business);
          (p) except as otherwise contemplated by the Transaction Documents, enter into a transaction with another Regency Entity or any of its Affiliates; or
          (q) take or agree to take any of the actions described above.
     Section 6.8 Haynesville Expansion Project. From the Execution Date through the Closing, Regency HIG shall use reasonable efforts to cause the Haynesville Expansion Project to continue to be developed in all material respects in accordance with the Haynesville Expansion Budget and Exhibit C to the Company Partnership Agreement.

     Section 6.9 Information, Access and Assistance.
          (a) Prior to the Closing, each of Regency HIG and the Investors shall keep the others apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the others with copies of notices or other communications received by such Party from any third party or any Governmental Authority with respect to the Transactions. Prior to the Closing, each of Regency HIG and the Investors shall give prompt notice to the others of any development or combination of developments that, individually or in the aggregate, is reasonably likely to prevent, materially delay or materially impair its ability to consummate the Transactions.
          (b) Upon receipt of reasonable advance notice, Regency HIG will afford the Investors and their respective authorized representatives reasonable access from the Execution Date through the earlier of the termination of this Agreement pursuant to Article 8 and the Closing Date, during normal business hours, solely in furtherance of each Investor’s investigation of the Company and RIGS, to the offices, properties, books and records of RIGS and to any personnel that provide services to RIGS, and will furnish each Investor with such additional information concerning the Company, RIGS, the Business and the Assets as may be reasonably requested, but only to the extent such information is in the possession of Regency HIG or any of its Affiliates or is otherwise readily available. Notwithstanding the foregoing, (i) the Investors shall have no right of access to, and Regency HIG shall have no obligation to provide to any Investor, (A) information relating to bids received from others in connection with any of the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids, (B) any information the disclosure of which would jeopardize any privilege available to Regency HIG or any of its Affiliates, (C) any information the disclosure of which would cause Regency HIG or any of its Affiliates to breach a confidentiality obligation or (D) any information the disclosure of which would result in a violation of Law; and (ii) without the prior written consent of Regency HIG (which will not be unreasonably withheld or delayed), the Investors shall not contact any suppliers to, or customers of, Regency HIG or any of its Affiliates with respect to the Transactions.
          (c) All information obtained pursuant to this Section 6.9 shall be “Evaluation Material” as such term is used in the Confidentiality Agreement and shall be subject to the terms thereof. The Confidentially Agreement shall terminate as of the Closing.
     Section 6.10 Exclusivity. From the Execution Date through the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Article 8, each of Regency HIG and the GE Investor will negotiate and shall cause their Affiliates to negotiate exclusively with the Alinda Investors in order to finalize and close the Transactions. Each of Regency HIG and the GE Investor agrees (i) to discontinue all discussions with any Person other than the Alinda Investors concerning any transaction or series of transactions that would impede or preclude the Transactions being consummated with the Alinda Investors and (ii) none of Regency HIG, the GE Investor or any of their respective affiliates, officers, employees, directors, stockholders, advisers and representatives will, directly or indirectly, solicit or otherwise encourage the submission of, initiate or participate in any discussions with any Person other than the Alinda Investors concerning, or enter into any agreement with respect to the Transactions, directly or indirectly, or any other transaction that could impede or preclude the Transactions being consummated with Alinda Investors.
     Section 6.11 Alinda Capital Call. Upon the first Business Day after the Regency Conditions Notice Date, Alinda Investor I and Alinda Investor II shall request Alinda GP II, L.P. and Alinda Parallel Fund GP II, L.P., respectively, to (a) make the requisite capital call pursuant to the Organizational Documents of Alinda Infrastructure Fund II, L.P. and Alinda Infrastructure Parallel Fund II, L.P., respectively, necessary to fully satisfy and discharge each of the Alinda Investor’s payment obligations set forth in Article 2. The Alinda Investors shall notify Regency HIG when such capital call has been made.
     Section 6.12 Expenses Paid Post-Closing. The Parties agree that all costs incurred after the Closing in connection with the Haynesville Expansion Project that are approved pursuant to the Company Partnership Agreement or the Services Agreement shall be borne exclusively by the Company or RIGS. To the extent any such costs (a) are paid by the MLP or any of its Affiliates (other than the Company and RIGS) after the Closing and (b) are not otherwise reimbursed to such Person pursuant to Section 2.1, the Company agrees to reimburse such Person promptly after such Person provides the Company with documentation that reasonably supports the payment of such costs.
     Section 6.13 Historical Financial Statements. In connection with a financing transaction approved by the Management Committee, Regency HIG agrees that it will use commercially reasonable efforts to assist a nationally recognized accounting firm in the preparation of up to three years of audited historical financial statements of the Company and/or RIGS; provided that the Company shall reimburse Regency HIG and/or its Affiliates for all costs associated with the preparation of such historical financial statements, including all third party costs and any portion of internal costs that are allocable to the preparation of such financial statements.
ARTICLE 7
CONDITIONS PRECEDENT
     Section 7.1 Conditions to Each Party’s Obligations. The respective obligation of each Party to effect the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing Date of the following conditions:
          (a) No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the transactions contemplated by this Agreement.
          (b) No legal proceeding shall be pending that involves any challenge to or seeking damages or other relief in connection with the transactions contemplated by this Agreement or that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the transactions contemplated by this Agreement.

          (c) The amendment to the Credit Agreement that allows for the consummation of the transactions contemplated by this Agreement without any obligation of or liability to RIGS or the Company under the Credit Agreement and without any liens, security interests or other rights to the Assets or the RIGS Interests arising under the Credit Agreement, shall have been executed and delivered to the Company by the administrative agent under the Credit Agreement.
          (d) RIGS shall have been converted into a Delaware limited partnership.
     Section 7.2 Conditions to the Investor’s Obligations. The obligation of the Investors to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Investors in their sole discretion:
          (a) (i) Each of the representations and warranties of Regency HIG made in this Agreement will be true and correct as of the Execution Date (except to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date) and as of the Closing Date (as if made anew at and as of the Closing Date, except to the extent such representations speak to an earlier date, in which case as of such earlier date) except to the extent the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided that for purposes of determining whether the condition set forth in this sentence has been satisfied, all “Material Adverse Effect” and other materiality qualifiers contained in Regency HIG’s representations and warranties shall be disregarded), and (ii) Regency HIG shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Regency HIG on or before the Closing.
          (b) Regency HIG shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 2.4(b).
          (c) With respect to Liens on any assets of RIGS (including the Assets) or the RIGS Interests that secure any Borrowed Money Debt, including any Borrowed Money Debt under the Credit Agreement, the holders of the Liens shall have either (i) released the Liens or (ii) furnished to the Company fully executed releases of such Liens, with the release to the Company of such releases conditioned only on the Closing.
          (d) The Firm Transportation Contracts and Compression Contracts shall have been executed and delivered by the parties thereto and any rights thereunder to terminate any such contracts or any automatic expiration of such contracts resulting from the failure of any conditions precedent (such as approval of the board of an entity) shall have been waived in writing by all of the counterparties thereto.
          (e) The Pipeline Construction Contract to be entered into by and between RIGS and Price Gregory International, Inc. substantially in the form attached hereto as Exhibit H shall have been executed and delivered by the parties thereto.

     Section 7.3 Conditions to Regency HIG’s Obligations. The obligation of Regency HIG to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Regency HIG in its sole discretion:
          (a) (i) Each of the representations and warranties of the Investors made in this Agreement will be true and correct as of the Execution Date (except to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date) and as of the Closing Date (as if made anew at and as of the Closing, except to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date) except to the extent the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Investor to perform its obligations under this Agreement (provided that for purposes of determining whether the condition set forth in this sentence has been satisfied, all “material adverse effect” and other materiality qualifiers contained in the Investors’ representations and warranties shall be disregarded), and (ii) the Investors shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by the Investors on or before the Closing.
          (b) The Investors shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 2.4(a).
          (c) Regency HIG shall have received the Fairness Opinion.
ARTICLE 8
TERMINATION
     Section 8.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:
          (a) by mutual consent of the Investors and Regency HIG as evidenced in writing signed by each of the Investors and Regency HIG;
          (b) by any Investor, if there has been a breach by Regency HIG of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of such Investor at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Regency HIG within 30 days after written notice thereof from any Investor;
          (c) by Regency HIG, if there has been a breach by any Investor of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Regency HIG at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by any Investor within 30 days after written notice thereof from Regency HIG;
          (d) by any Investor or Regency HIG if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

          (e) by any Investor or Regency HIG, if the transactions contemplated hereby have not been consummated by April 30, 2009; provided that neither any Investor nor Regency HIG will be entitled to terminate this Agreement pursuant to this Section 8.1(e) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement.
     Section 8.2 Effect of Termination. With the exception the expense reimbursement provisions of Section 6.5, the provisions of Section 6.6 and Section 8.3, if this Agreement is terminated under Section 8.1, all further obligations of the Parties under this Agreement will terminate without further liability or obligation of any Party to the other Parties hereunder; provided, however, nothing herein shall prejudice the ability of the non-breaching Party from seeking damages from any other Party for any actual fraud involving a knowing and intentional misrepresentation or omission of a material fact or willful or intentional breach of this Agreement, including attorneys’ fees and the right to pursue any remedy at law or in equity. The Confidentiality Agreement shall not be affected by a termination of this Agreement.
     Section 8.3 Break up Fee. Notwithstanding anything to the contrary contained herein, in addition to the potential expense reimbursement under Section 6.5, in the event this Agreement is terminated for any reason other than a termination by Regency HIG under Section 8.1(c) with respect to the representations, warranties or covenants of either of the Alinda Investors and an Alternate Transaction is consummated within 365 days after the date of termination of this Agreement, Regency HIG, contemporaneously with the consummation of the Alternate Transaction, shall pay to the Alinda Investors $6 million in immediately available funds.
ARTICLE 9
GENERAL PROVISIONS
     Section 9.1 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally or by reputable overnight delivery service or other courier, and shall be deemed to have been duly given as of the date and time reflected on the delivery receipt, addressed as follows:
If to Regency HIG or the Company:
Regency GP LLC
2001 Bryan Street, Suite 3700
Dallas, Texas 75201
Attention: Chief Financial Officer
and

Regency GP LLC
2001 Bryan Street, Suite 3700
Dallas, Texas 75201
Attention: Chief Legal Officer

If to the GE Investor:
General Electric Capital Corporation
c/o GE Energy Financial Services
800 Long Ridge Road
Stamford CT 06927
Attention: Legal Counsel
If to either Alinda Investor:
c/o Alinda Capital Partners LLC
150 East 58th Street
39th Floor
New York, NY 10155
Attention: Sanjay Khettry
and
Alinda Capital Partners LLC
150 East 58th Street
39th Floor
New York, NY 10155
Attention: General Counsel
A Party may change its address for the purposes of notices hereunder by giving notice to the other Parties specifying such changed address in the manner specified in this Section 9.1.
     Section 9.2 Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.
     Section 9.3 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other Person or confer upon any other Person any benefits, rights or remedies and no Person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
     Section 9.4 No Waiver. No waiver or consent by any Party to or of any breach by any other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach by such other Party of the same or any other obligations of such other Party hereunder. Failure on the part of a Party to complain of any breach by any other Party, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

     Section 9.5 Applicable Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. A PARTY MAY BRING AN ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, IF AT ALL, ONLY IN A FEDERAL OR STATE COURT OF COMPETENT JURISDICTION IN WILMINGTON, DELAWARE. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON-CONVENIENCE, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF SUCH ACTION OR PROCEEDING IN ANY SUCH RESPECTIVE JURISDICTION.
     Section 9.6 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
     Section 9.7 Amendment or Modification. This Agreement may be amended, modified or supplemented from time to time only by a written agreement executed by all the Parties.
     Section 9.8 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties; provided that each Investor may assign its rights or obligations under this Agreement to a direct or indirect wholly-owned subsidiary of such Investor, but no such assignment shall relieve such Investor of its obligations under this Agreement prior to the Closing, including the obligations of such Investor under Article 2.
     Section 9.9 Conspicuousness of Provisions. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PROVISIONS CONTAINED IN THIS AGREEMENT THAT ARE IN CAPITALIZED LETTERS SATISFY THE REQUIREMENT OF THE “EXPRESS NEGLIGENCE RULE” AND ANY OTHER REQUIREMENT AT LAW OR IN EQUITY THAT PROVISIONS CONTAINED IN A CONTRACT BE CONSPICUOUSLY MARKED OR HIGHLIGHTED.
     Section 9.10 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile or other electronically transmitted counterparts bearing the signature of a Party shall be equally as effective as delivery of a manually executed counterpart by such Party.

     Section 9.11 No Recourse. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any directors, members, managers, stockholders, owners, officers, partners, employees, agents, consultants, attorneys or representatives of any Party, but nothing herein shall limit any obligation of the Alinda Investor I Parent as set forth in the Alinda I Parent Guarantee or of the Alinda Investor II Parent as set forth in the Alinda II Parent Guarantee.
     Section 9.12 Entire Agreement; Supersedure. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter, including the Letter of Intent; provided that the Confidentiality Agreement shall remain in full force and effect until the Closing. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the Execution Date.
     Section 9.13 Disclosure Schedules. The inclusion of any information (including dollar amounts) in any of the disclosure schedules attached hereto (collectively, the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by any Party that such information is required to be listed on such section of the relevant Disclosure Schedules or is material to or outside the ordinary course of business of such Party. The information contained in this Agreement, the Exhibits hereto and the Disclosure Schedules are disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of any Law or breach of contract). Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. Prior to the Closing, Regency HIG shall notify Investors of any changes, additions, or events which cause any material change in or addition to the Disclosure Schedules promptly in the event Regency HIG becomes aware of the same by delivery of appropriate updates to the Disclosure Schedules to the Investors. Such supplemental disclosures shall amend and supplement the Disclosure Schedules delivered on the Execution Date for all purposes only if Closing occurs.
     Section 9.14 Reliance on Counsel.
          (a) Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties hereto waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

          (b) Each of the Investors and the Company acknowledge that Vinson & Elkins L.L.P. has been and is solely representing the MLP, Regency HIG and Regency Employees Management LLC and not any Investor or the Company in connection with the Transaction Documents or the Transactions.
     Section 9.15 Several Obligations. Parties agree that the obligations and liabilities of each Investor hereunder are several and not joint obligations and liabilities.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Execution Date.

REGENCY HAYNESVILLE INTRASTATE GAS LLC

By:	Regency Gas Services LP, its sole member

By:	Regency OLP GP LLC, its general partner

By: Name:	/s/ Byron R. Kelley Byron R. Kelley
Title:	Chairman and President

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Mark Mellana

Name:	Mark Mellana
Title:	Authorized Signator

ALINDA GAS PIPELINE I, L.P.

By:	Alinda Gas Pipeline I GP LLC, its general partner

By:	/s/ Christopher W. Beale

Name:	Christopher W. Beale
Title:	President

ALINDA GAS PIPELINE II, L.P.

By:	Alinda Gas Pipeline II GP LLC, its general partner

By:	/s/ Christopher W. Beale

Name:	Christopher W. Beale
Title:	President
Signature Page to Contribution Agreement

JOINDER:
     IN WITNESS WHEREOF, by executing this Joinder, the Company agrees to be bound by all of the terms and conditions of this Agreement that are applicable to the Company.

RIGS HAYNESVILLE PARTNERSHIP CO.
By:	/s/ Dan A. Fleckman
Name:	Dan A. Fleckman
Title:	Authorized Person
Date:	March 16, 2009
Signature Page to Joinder of Company to Contribution Agreement

EXHIBIT A
DEFINED TERMS
“Act” means the Delaware Revised Uniform Partnership Act, 6 Del.C. §§ 15-101 et seq., as it may be amended from time to time, and any successor thereto.
“Actual Haynesville Capex” means the amount by which (a) the actual capital expenditures paid by the Company or RIGS with respect to the Haynesville Expansion Project exceed (b) the sum of (i) the amount of contributions made to the Company by Regency HIG pursuant to Section 5.9 in respect of HEP Losses and (ii) the Basket Credit Amount, if any.
“Adjustment Items” means the Pre-Closing Expenditures and Working Capital, collectively.
“Affiliate” means with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under Common Control with, the specified Person.
“Agreement” means this Contribution Agreement, as it may be amended, supplemented or modified from time to time in accordance with its terms.
“Alinda 1 Covered Persons” shall have the meaning set forth in Section 5.2.
“Alinda 2 Covered Persons” shall have the meaning set forth in Section 5.2.
“Alinda Covered Persons” shall have the meaning set forth in Section 5.2.
“Alinda Investor 1” shall have the meaning set forth in the preamble.
“Alinda Investor 2” shall have the meaning set forth in the preamble.
“Alinda Investors” shall have the meaning set forth in the preamble.
“Alinda Investor I Parent” shall have the meaning set forth in the recitals.
“Alinda Investor II Parent” shall have the meaning set forth in the recitals.
“Alinda I Parent Guarantee” shall have the meaning set forth in the recitals.
“Alinda II Parent Guarantee” shall have the meaning set forth in the recitals.
“Alternate Transaction” shall mean any financing or similar transaction or transactions similar to the Transaction that are undertaken by the MLP or any of its Affiliates that results in funds being directly provided to RIGS or any other Affiliate of the MLP for the funding in whole or in part of the Haynesville Expansion Project or any material segment thereof.
“AMI Agreement” shall have the meaning set forth in Section 2.4(b)(vii).

“Assets” means (a) all of the assets owned by RIGS as of the Execution Date that are used in connection with the Business that are not referred to specifically in (b) through (g) below, (b) all real property owned in fee (or equivalent interest) on which the Business or its assets are located which specifically include, without limitation, the fee interests identified on Schedule 3.6(g), together with all buildings, structures, facilities, fixtures and other improvements thereon (“Owned Real Property”); (c) the easements, servitudes, surface use rights and rights-of-way used in connection with the Business or which are necessary in all material respects, to operate the Business in a manner consistent with the operation of the Business by RIGS immediately prior to the Closing (“Easements”), together with all pipelines, storage tanks, utility assets and other facilities situated thereon; (d) all leasehold and subleasehold estates and other rights to use or occupy any land, buildings, structures, fixtures, improvements or other interests in real property on which the Business or its assets are located which specifically include, without limitation, the leasehold and subleasehold estates identified on Schedule 3.6(h) (“Leased Real Property,” and, together with the Owned Real Property and the Easements, “Real Property”), together with all leases, subleases, licenses, concessions and other agreements (written or oral), and any ancillary documents pertaining thereto, including, for example, amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof (“Real Property Leases”); (e) the furniture, fixtures, equipment, machinery, computers and other tangible personal property used or held for use in the conduct of the Business at the locations at which the Business is currently conducted or at customers’ premises (the “Tangible Personal Property”); (f) the leases or subleases of Tangible Personal Property that are used in connection with the Business (“Personal Property Leases”); and (g) all right, title and interest in and under all Contracts to which RIGS is a party relating to the Business, other than Real Property Leases, Easements and Personal Property Leases (“Business Contracts”).
“Basket Credit Amount” means an amount equal to the lesser of (a) Shielded HEP Losses and (b) Non-HEP Losses.
“Benefit Plans” shall have the meaning set forth in Section 3.13(b).
“Borrowed Money Debt” means all indebtedness for borrowed money and any guaranties of indebtedness for borrowed money.
“Budgeted Haynesville Capex” means the total amount of capital expenditures included in the Haynesville Expansion Budget (which shall be adjusted for any approved increase in scope of the Haynesville Expansion Project).
“Business” means the business of RIGS conducted over the 12 months prior to the Execution Date and as of the date hereof, including the portion of the Haynesville Expansion Project covered by such time period.
“Business Contracts” shall have the meaning set forth in “Assets” above.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or authorized by law to be closed in the State of Texas.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Claim Notice” shall have the meaning set forth in Section 5.7(a).
“Closing” shall have the meaning set forth in Section 2.3.
“Closing Date” shall have the meaning set forth in Section 2.3.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning set forth in the recitals.
“Company Partnership Agreement” shall have the meaning set forth in the recitals.
“Compression Contracts” means the contracts, substantially in the form attached hereto as Exhibit I.
“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated December 16, 2008, by and between the MLP and Alinda Capital Partners LLC.
“Contract” means any contract, commitment, lease, license, mortgage, bond, note or other instrument evidencing indebtedness, or other legally binding agreement, in each case containing terms that remain executory, and all amendments thereof, but excluding any permits or employee benefit plans.
“Control,” including the correlative terms “Controlling,” “Controlled by” and “under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of the management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For the purposes of this definition, ownership of more than 50% of the voting interests of any entity shall be conclusive evidence that Control exists.
“Cost Overruns” means the lesser of (a) the amount, if any, by which (i) Actual Haynesville Capex exceeds (ii) Budgeted Haynesville Capex and (b) $20,000,000.
“Covered Persons” shall have the meaning set forth in Section 5.4.
“Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement dated as of August 15, 2006, as amended and restated, supplemented or otherwise modified from time to time, among RGS, the MLP, the subsidiary guarantors and the lenders and other parties thereto.
“Current Assets” means the current assets reasonably described by the subheadings under such term in Schedule 2.1(a), which amounts are prepared in accordance with GAAP, consistently applied, except as otherwise set forth on Schedule 2.1(a).
“Current Liabilities” means the current liabilities reasonably described by the subheadings under such term in Schedule 2.1(a), which amounts are prepared in accordance with GAAP, consistently applied, except as otherwise set forth on Schedule 2.1(a).

“Disclosure Schedules” shall have the meaning set forth in Section 9.13.
“Dispute Notice” shall have the meaning set forth in Section 2.1(a)(iii).
“Due Diligence Information” shall have the meaning set forth in Section 5.10(b)(iii).
“Easements” shall have the meaning set forth in “Assets” above.
“Encumbrances” means all liens, encumbrances, security interests, charges or claims or restrictions on transfer other than Permitted Liens.
“Environmental Claim” means any Proceeding or Loss resulting from or arising out of (a) violation of or liability (including STRICT LIABILITY) under any Environmental Law or Environmental Permit; (b) the performance of an Environmental Response; (c) unlawful exposure to Hazardous Substances; or (d) the Release of any Hazardous Substances.
“Environmental Laws” means any and all applicable laws (including common law), rules, ordinances, codes, decrees, judgments, directives, judicial or administrative orders or regulations of any Governmental Authority having jurisdiction over RIGS or the Assets pertaining to prevention of pollution, protection of the environment, generation, transportation, or disposal of Hazardous Substances, remediation of contamination, development, construction, ownership and operation of the Haynesville Expansion Project, or workplace health and safety, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; each as amended, and all similar laws, rules and regulations of any Governmental Authority having jurisdiction over RIGS, the Assets, or the Haynesville Expansion Project.
“Environmental Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other governmental authorizations, consents and approvals required under Environmental Law.
“Environmental Response” means any action required under Environmental Law (a) to prevent, respond to, remove, remediate, abate, investigate or monitor the Release or threatened Release of Hazardous Substances at, on, in, about, under, within or near the air, soil, surface water, groundwater or other environmental media; or (b) to correct a violation under Environmental Law.
“ERISA” shall have the meaning set forth in Section 3.13(b).
“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a controlled group including RIGS or the Company or which is under common control with RIGS or the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(i) of ERISA.

“Estimated Pre-Closing Expenditures” shall have the meaning set forth in Section 2.1(a)(i).
“Estimated Working Capital” shall have the meaning set forth in Section 2.1(a)(i).
“Execution Date” shall have the meaning set forth in the preamble.
“Existing Haynesville Expansion Contracts” shall have the meaning set forth in Section 3.21(f).
“Expropriation Rights” means the right of expropriation with authority to expropriate private property in the State of Louisiana granted to a Person pursuant to LSA-R.S. 30:554 as a result of such Person’s receipt of a certificate of transportation from the appropriate Governmental Authority.
“Fairness Opinion” means the written opinion as to the fairness to the MLP and its applicable Subsidiaries (as that term is defined in the Indenture) required by the Indenture in connection with the consummation of the Transactions.
“FERC” means the Federal Energy Regulatory Commission.
“Firm Transportation Contracts” means firm transportation Contracts attached hereto as Exhibit J.
“GAAP” means generally accepted accounting principles in the United States.
“GE Covered Persons” shall have the meaning set forth in Section 5.2.
“GE Investor” shall have the meaning set forth in the preamble.
“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.
“GP Units” shall have the meaning set forth in the recitals.
“Haynesville Expansion Budget” shall have the meaning ascribed to such term in the Company Partnership Agreement.
“Haynesville Expansion Contracts” shall have the meaning set forth in Section 3.21(f).
“Haynesville Expansion Project” means the planned midstream infrastructure development in the Haynesville Shale region of Louisiana by RIGS more particularly described on Exhibit K hereto.
“Hazardous Substances” means and includes each substance, waste or material regulated, defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum or petroleum products that have been Released into the environment, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls and naturally occurring radioactive material.

“HEP Losses” means any Losses that relate to capital expenditures incurred in connection with the Haynesville Expansion Project.
“HSR Act” means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976.
“Income Taxes” means all Taxes calculated with respect to income, receipts, payroll, use, sales, profits or similar measure.
“Indemnified Party” shall have the meaning set forth in Section 5.7(a).
“Indemnified Subject Litigation” means each of the matters described in Item No. 1, Item No. 4 and Item No. 5 of Schedule 3.10, and, in each case, the facts and allegations related thereto.
“Indemnifying Party” shall have the meaning set forth in Section 5.7(a).
“Indenture” means that certain Indenture, dated as of December 12, 2006, by and among the MLP, and Regency Energy Finance Corp., the Guarantors (as defined in the Indenture) and Wells Fargo Bank, National Association, as trustee.
“Initial Operating Budget” means the operating budget attached as Exhibit E to the Company Partnership Agreement.
“Intellectual Property” means intellectual property rights, statutory or common Law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.
“Investor Closing Certificate” shall have the meaning set forth in Section 5.1(a)(ii).
“Investor Covered Persons” shall have the meaning set forth in Section 5.2.
“Investors” shall have the meaning set forth in the preamble.
“Knowledge” means the actual knowledge, without investigation or further inquiry, of the Persons listed on Schedule 1.1.
“Law” means any law, statute, code, ordinance, order, rule, rules of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement of any Governmental Authority.
“Leased Real Property” shall have the meaning set forth in “Assets” above.
“Letter of Intent” means that certain Letter dated as of February 4, 2009 from Alinda Acquisitions II LLC to GE Energy Financial Services and the MLP.
“Lien” means all liens, charges or encumbrances.

“Losses” means any and all judgments, losses, liabilities, damages, costs or expenses (including reasonable legal fees and expenses), and, in the case of the matter described in Item No. 4 of Schedule 3.10, any diminution in value of the Assets from their value on the Closing Date as a result of such matter and the negative effect to RIGS resulting from any loss related to or settlement of such matter (without duplication), based on the assumption that the contract involved in such matter is not a firm transportation contract.
“Management Committee” shall have the meaning ascribed to such term in the Company Partnership Agreement.
“Material Adverse Effect” means any effect, event, development or change, which individually or in the aggregate with all other such effects, events, developments or changes, that (i) is materially adverse to the business, assets, results of operations or financial condition of RIGS and the Company, taken as a whole, or (ii) materially impedes the ability of any Regency Entity to enter into the Transaction Documents or to perform their obligations thereunder, but in the case of clause (i) above, excluding any such effect, event, development or change resulting from or related to (a) changes in general economic, political or business conditions; (b) conditions affecting the oil and gas industry or oil and gas services industry (including the gas transportation and gas storage industry) generally; (c) any change in law or in financial accounting rules; (d) conditions or effects that have resulted from the announcement of the existence of this Agreement or the pendency of this Transaction; or (e) changes or developments in commodity prices.
“Material Contracts” shall have the meaning set forth in Section 3.9(a).
“MLP” means Regency Energy Partners LP, a Delaware limited partnership.
“MMBtu” means one million (1,000,000) British thermal units.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.
“Non-HEP Losses” means any Losses paid by Regency HIG pursuant to Article 5.9 that are not HEP Losses.
“Non-Income Taxes” means all Taxes other than Income Taxes.
“Owned Real Property” shall have the meaning set forth in “Assets” above.
“Partners” shall have the meaning set forth in the recitals.
“Party” and/or “Parties” shall have the meaning set forth in the preamble.
“Permits” shall have the meaning set forth in Section 3.11.

“Permitted Liens” means (a) statutory liens for current Taxes applicable to the Assets or assessments not yet delinquent; (b) mechanics’, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business of RIGS or incurred in connection with the Haynesville Expansion Project relating to obligations as to which there is no default on the part of RIGS or that are not yet due or delinquent or that are being contested in good faith, which amounts have been appropriately recorded in accordance with GAAP or bonded; (c) applicable zoning, building and land use or similar Laws to the extent that there are no material violations thereof that have not been disclosed in the Disclosure Schedules; (d) the terms and conditions of all Business Contracts, Easements, Real Property Leases, and Personal Property Leases; (e) the terms and conditions of all other documents and instruments entered into in the ordinary course of business or in connection with the Haynesville Expansion Project listed on any Schedule, pursuant to which any interest in the Assets was created; (f) all oil, gas or other mineral reservations, servitudes, or interests of record or disclosed on any title insurance policies or surveys related to the Real Property that have been made available to the Investors; (g) liens that are to be released as of Closing; and (h) any and all other liens, encumbrances, security interests, charges, restrictions on transfer and other minor imperfection in title which, individually or together with all other liens, encumbrances, security interests, charges, restrictions on transfer or other minor imperfections in title, do not materially detract from the value of the Assets or materially interfere with the present use of the Assets or the conduct of the Business.
“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.
“Personal Property Leases” shall have the meaning set forth in “Assets” above.
“Policies” has the meaning provided such term in Section 3.15.
“Pre-Closing Expenditures” the amount of all reasonable expenditures actually paid by Regency HIG and its Affiliates (together with all reasonable expenditures incurred by Regency HIG and its Affiliates (other than RIGS and the Company) that have not been paid) through the Closing Date in connection with the Haynesville Expansion Project; provided that if any amounts otherwise included in “Pre-Closing Expenditures” were used to purchase assets that were subsequently disposed of or returned by Regency HIG or its Affiliates (other than RIGS and the Company), the net amount realized by such Person upon such disposal or return shall reduce “Pre-Closing Expenditures” on a dollar for dollar basis.
“Pre-Closing Tax Period” shall have the meaning set forth in Section 6.3(b).
“Proceeding” means any legal action, litigation, arbitration, hearing, written claim, legal proceeding, prosecution, investigation (for which investigation a Governmental Authority has provided notice to the applicable Party), or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 3.7(a).
“Pro Forma Balance Sheet Date” shall have the meaning set forth in Section 3.7(a).
“Real Property” shall have the meaning set forth in “Assets” above.
“Real Property Leases” shall have the meaning set forth in “Assets” above.
“Regency Closing Payment” means an amount equal to the sum of (i) the Estimated Pre-Closing Expenditures and (iii) the Estimated Working Capital.
“Regency Conditions Notice Date” the date that Regency HIG notifies the Alinda Investors that it is reasonably certain that all conditions to Closing set forth in Article 7 that are not within the control of the Alinda Investors will be satisfied without undue delay.
“Regency Entities” means the MLP, RGS, Regency HIG and the Company, collectively.
“Regency Fundamental Representations” shall have the meaning set forth in Section 5.1(a)(ii).
“Regency HIG” shall have the meaning set forth in the preamble.
“Regency HIG Basket Amount” means $6,000,000 and (a) with respect to indemnification by Regency HIG that is paid to the GE Covered Persons rather than to the Company pursuant to Section 5.9, 12% of such amount and (b) with respect to indemnification by Regency HIG that is paid to the Alinda Covered Persons rather than to the Company pursuant to Section 5.9, 50% of such amount.
“Regency HIG Cap” means $100,000,000 and (a) with respect to indemnification by Regency HIG that is paid to the GE Covered Persons rather than to the Company pursuant to Section 5.9, $12,000,000 and (b) with respect to indemnification by Regency HIG that is paid to the Alinda Covered Persons rather than to the Company pursuant to Section 5.9, $50,000000.
“Regency HIG Closing Certificate” shall have the meaning set forth in Section 5.1(a).
“Regency HIG Covered Persons” shall have the meaning set forth in Section 5.3.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
“Remaining Dispute” shall have the meaning set forth in Section 2.1(a)(iv).
“RGS” shall have the meaning set forth in the recitals.
“RGS Guarantee” shall have the meaning set forth in the recitals.
“RIGS” shall have the meaning set forth in the recitals.
“RIGS Assignment and Assumption Agreement” shall have the meaning set forth in the recitals.

“RIGS Interests” shall have the meaning set forth in the recitals.
“Selector” shall have the meaning set forth in Section 2.1(a)(iv).
“Services Agreement” shall have the meaning set forth in the recitals.
“Sharing Ratio” shall have the meaning ascribed to such term in the Company Partnership Agreement.
“Shielded HEP Losses” means any HEP Losses applied against the Regency HIG Basket Amount.
“Straddle Period” shall have the meaning set forth in Section 6.3(b).
“Subsidiary” of any Person (the “Subject Person”) means any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or Controlled by the Subject Person or by one or more of its respective Subsidiaries.
“Survival Period” shall have the meaning set forth in Section 5.1(c).
“Tangible Personal Property” shall have the meaning set forth in “Assets” above.
“Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Authority, including, but not limited to, income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) of any other person arising by Law including any transferee or successor liability; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any contract or similar agreement including the operation of all or any express or implied obligation to indemnify any other Person.
“Tax Benefit” means the reduction in the amount of Taxes that otherwise would have been paid by any Indemnified Party as a result of incurring any Losses. To determine such reduction in Taxes, all deductions, losses and credits available to the Indemnified Party to reduce its Taxes shall be deemed to be utilized in full before any Losses are applied to reduce such Taxes.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Targeted Working Capital” means $5 million.
“Third Party Claim” shall have the meaning set forth in Section 5.7(a).
“Third Party Obligation Representations” means the representations and warranties of Regency HIG contained in Section 3.6 and Section 3.9(a)(ix) with respect to the absence or existence of any guarantee of RIGS of, or Liens on its Assets securing, indebtedness or obligations of any Affiliate of the MLP (other than RIGS or the Company), including Borrowed Money Debt under the Credit Agreement and the certification in the Regency HIG Closing Certificate with respect to the condition in Section 7.1(c).
“Total Adjustment Items” means an amount equal to the sum of (i) the Pre-Closing Expenditures and (ii) Working Capital.
“Transaction Documents” shall have the meaning set forth in Section 2.4.
“Transactions” shall have the meaning set forth in Section 2.4.
“Working Capital” means, with respect to RIGS, an amount, which can be positive or negative, equal to (a) Current Assets less (b) Current Liabilities less (c) Targeted Working Capital, in each case determined as of the Closing Date.

EXHIBIT B-1
ALINDA I PARENT GUARANTY
     GUARANTY (this “Guaranty”), dated as of February 26, 2009, of Alinda Infrastructure Fund II, L.P. (the “Guarantor”) in favor of Regency Haynesville Intrastate Gas LLC (the “Beneficiary”).
     WHEREAS, Alinda Gas Pipeline I, L.P. (“Alinda Investor 1”) has entered into the Contribution Agreement dated as of February 26, 2009 (the “Contribution Agreement”) by and among the Beneficiary, General Electric Capital Corporation, Alinda Investor 1 and Alinda Gas Pipeline II, L.P. (“Alinda Investor 2”);
     WHEREAS, it is a condition precedent under the Contribution Agreement that Guarantor, as an affiliate of Alinda Investor 1, provide a guaranty to the Beneficiary on the terms and conditions hereinafter provided; and
     WHEREAS, Guarantor is willing to enter into this Guaranty to induce the Beneficiary to enter into the Contribution Agreement, execute the transactions referred to therein and cause the issuance to Alinda Investor 1 the GP Units (as defined in the Contribution Agreement) to be issued to Alinda Investor 1 under the terms of the Contribution Agreement.
     NOW, THEREFORE, Guarantor hereby agrees as follows:
     Section 1. Guaranty. Subject to the provisions hereof, Guarantor hereby irrevocably and unconditionally guarantees the due and punctual payment and performance of the obligations of Alinda Investor 1 under and in accordance with the Contribution Agreement (such payment and performance obligations, collectively, the “Guaranteed Obligations”). To the extent that Alinda Investor 1 fails to pay or perform any Guaranteed Obligation when due, Guarantor shall promptly pay to the Beneficiary the amount due with respect to such Guaranteed Obligation in cash or otherwise perform such Guaranteed Obligation, without demand or notice whatsoever. This Guaranty shall constitute a guarantee of payment and not of collection. The liability of Guarantor under the Guaranty shall be subject to the following:
a)	Subject to Section 1(c), this Guaranty shall terminate and be of no further force and effect upon the earlier to occur of (i) the indefeasible payment in cash and performance in full of the Guaranteed Obligations and (ii) the Closing (as defined in the Contribution Agreement);

b)	Guarantor shall be subrogated to all rights of the Beneficiary in respect of any amounts paid by Guarantor pursuant to the provisions of this Guaranty; provided, however, that Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until after the indefeasible payment in cash and performance in full of the Guaranteed Obligations;

c)	This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Guaranteed Obligation is rescinded or must otherwise be returned by the Company (as defined in the Contribution Agreement) or the Beneficiary, whether as a result of the insolvency, bankruptcy or reorganization of Guarantor or Alinda Investor 1 or otherwise, all as though such payment had not been made.
     Section 2. Obligations Unconditional. Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity or enforceability of the Contribution Agreement against

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Alinda Investor 1, any change therein or amendment thereto, the absence of any action to enforce the same, the recovery of any judgment against Alinda Investor 1 or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge or defense of a guarantor. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of Guarantor hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
a)	at any time or from time to time, without notice to Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

b)	any of the acts mentioned in any of the provisions of the Contribution Agreement or any other agreement or instrument referred to therein shall be done or omitted;

c)	the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Contribution Agreement or any other agreement or instrument referred to therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor, if any, shall be released or exchanged in whole or in part or otherwise dealt with; or

d)	the release of any other guarantor providing a guaranty pursuant to the Contribution Agreement.
     The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Beneficiary or the Company exhaust any right, power or remedy or proceed against Alinda Investor 1 under the Contribution Agreement or any other agreement or instrument referred to therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantor waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Beneficiary or the Company upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between Alinda Investor 1, the Beneficiary and the Company shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Beneficiary or the Company, and the obligations and liabilities of the Guarantor hereunder shall not be conditioned or contingent upon the pursuit by the Beneficiary or the Company or any other person at any time of any right or remedy against Alinda Investor 1 or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor, and the successors and assigns thereof, and shall inure to the benefit of the Beneficiary, and their respective successors and assigns.
     Section 3. Representations and Warranties. Guarantor represents and warrants that:
a)	it is a duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute, deliver and perform its obligations under this Guaranty and has taken all necessary corporate action to authorize the execution, delivery and performance of this Guaranty;

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b)	no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of the Guarantor for the execution, delivery and performance of this Guaranty;

c)	this Guaranty, when executed and delivered, will constitute a valid and legally binding agreement of Guarantor, except as the enforceability of this Guaranty may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles of equity;

d)	neither the execution, delivery and performance by the Guarantor of this Guaranty, nor compliance by it of the terms and provisions hereof, will violate any requirement of law applicable to, or contractual obligation of, the Guarantor, or will result in, or require, the creation or imposition of any lien on any of the properties or revenues of the Guarantor pursuant to any requirement of law or contractual obligation; and

e)	except for those that have been duly obtained and are in full force and effect, no governmental approvals or other consents or approvals or notices of or to any person are required in connection with the execution, delivery, performance (by the Guarantor), validity or enforceability of this Guaranty.
     Section 4. Notices. All notices to Guarantor under this Guaranty and copies of all notices to Alinda Investor 1 under the Contribution Agreement shall, until Guarantor furnishes written notice to the contrary, be in writing and mailed, faxed or delivered to Guarantor at c/o Alinda Capital Partners LLC, 150 E. 58th Street, 39th Floor, New York, NY 10155 and directed to the attention of the Finance and Administration Partner (facsimile no. (212) 656-1574), with a copy to the attention of the General Counsel (facsimile no. (212) 214-0678).
     Section 5. Governing Law. This Guaranty shall be construed and enforced in accordance with, and governed by, the laws of the State of New York.
     Section 6. Interpretation. The headings of the sections and other subdivisions of this Guaranty are inserted for convenience only and shall not be deemed to constitute a part hereof.
     Section 7. Attorney’s Cost. Guarantor agrees to pay all reasonable attorney’s fees and disbursements and all other actual costs and expenses which may be incurred by the Beneficiary in successfully enforcing this Guaranty.
     Section 8. No Set-off. By acceptance of this Guaranty, the Beneficiary shall be deemed to have waived any right to set-off, combine, consolidate or otherwise appropriate and apply (i) any assets of Guarantor at any time held by the Beneficiary or (ii) any indebtedness or other liabilities at any time owing by the Beneficiary to Guarantor, as the case may be, against, or on account of, any obligations or liabilities owed by Guarantor to the Beneficiary under this Guaranty.
[Signature Pages Follow]

B-1-3

     IN WITNESS WHEREOF, the parties hereto have executed this Guaranty as of the date first set forth above.

ALINDA INFRASTRUCTURE FUND II, L.P.

By:	ALINDA GP II, L.P.,
Its general partner

By:	ALINDA GP OF GP II LLC

By:	/s/ Christopher W. Beale
Name: Christopher W. Beale
Title: Managing Member
Signature Page to Alinda I Parent Guaranty

ACKNOWLEDGMENT AND AGREEMENT:
The undersigned hereby acknowledges and agrees
to the provisions of the foregoing Guaranty.
REGENCY HAYNESVILLE INTRASTATE GAS LLC

By:	Regency Gas Services LP, its sole member
	By:	Regency OLP GP LLC, its general partner

	By:	/s/ Stephen L. Arata
Name: Stephen L. Arata
Title: Vice President
Signature Page to Alinda I Parent Guaranty

EXHIBIT B-2
ALINDA II PARENT GUARANTY
     GUARANTY (this “Guaranty”), dated as of February 26, 2009, of Alinda Infrastructure Parallel Fund II, L.P. (the “Guarantor”) in favor of Regency Haynesville Intrastate Gas LLC (the “Beneficiary”).
     WHEREAS, Alinda Gas Pipeline II, L.P. (“Alinda Investor 2”) has entered into the Contribution Agreement dated as of February 26, 2009 (the “Contribution Agreement”) by and among the Beneficiary, General Electric Capital Corporation, Alinda Gas Pipeline I, L.P. (“Alinda Investor 1”) and Alinda Investor 2;
     WHEREAS, it is a condition precedent under the Contribution Agreement that Guarantor, as an affiliate of Alinda Investor 2, provide a guaranty to the Beneficiary on the terms and conditions hereinafter provided; and
     WHEREAS, Guarantor is willing to enter into this Guaranty to induce the Beneficiary to enter into the Contribution Agreement, execute the transactions referred to therein and cause the issuance to Alinda Investor 2 the GP Units (as defined in the Contribution Agreement) to be issued to Alinda Investor 2 under the terms of the Contribution Agreement.
     NOW, THEREFORE, Guarantor hereby agrees as follows:
     Section 1. Guaranty. Subject to the provisions hereof, Guarantor hereby irrevocably and unconditionally guarantees the due and punctual payment and performance of the obligations of Alinda Investor 2 under and in accordance with the Contribution Agreement (such payment and performance obligations, collectively, the “Guaranteed Obligations”). To the extent that Alinda Investor 2 fails to pay or perform any Guaranteed Obligation when due, Guarantor shall promptly pay to the Beneficiary the amount due with respect to such Guaranteed Obligation in cash or otherwise perform such Guaranteed Obligation, without demand or notice whatsoever. This Guaranty shall constitute a guarantee of payment and not of collection. The liability of Guarantor under the Guaranty shall be subject to the following:
a)	Subject to Section 1(c), this Guaranty shall terminate and be of no further force and effect upon the earlier to occur of (i) the indefeasible payment in cash and performance in full of the Guaranteed Obligations and (ii) the Closing (as defined in the Contribution Agreement);

b)	Guarantor shall be subrogated to all rights of the Beneficiary in respect of any amounts paid by Guarantor pursuant to the provisions of this Guaranty; provided, however, that Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until after the indefeasible payment in cash and performance in full of the Guaranteed Obligations;

c)	This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Guaranteed Obligation is rescinded or must otherwise be returned by the Company (as defined in the Contribution Agreement) or the Beneficiary, whether as a result of the insolvency, bankruptcy or reorganization of Guarantor or Alinda Investor 2 or otherwise, all as though such payment had not been made.

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     Section 2. Obligations Unconditional. Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity or enforceability of the Contribution Agreement against Alinda Investor 2, any change therein or amendment thereto, the absence of any action to enforce the same, the recovery of any judgment against Alinda Investor 2 or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge or defense of a guarantor. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of Guarantor hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
a)	at any time or from time to time, without notice to Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

b)	any of the acts mentioned in any of the provisions of the Contribution Agreement or any other agreement or instrument referred to therein shall be done or omitted;

c)	the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Contribution Agreement or any other agreement or instrument referred to therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor, if any, shall be released or exchanged in whole or in part or otherwise dealt with; or

d)	the release of any other guarantor providing a guaranty pursuant to the Contribution Agreement.
     The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Beneficiary or the Company exhaust any right, power or remedy or proceed against Alinda Investor 2 under the Contribution Agreement or any other agreement or instrument referred to therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantor waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Beneficiary or the Company upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between Alinda Investor 2, the Beneficiary and the Company shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Beneficiary or the Company, and the obligations and liabilities of the Guarantor hereunder shall not be conditioned or contingent upon the pursuit by the Beneficiary or the Company or any other person at any time of any right or remedy against Alinda Investor 2 or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor, and the successors and assigns thereof, and shall inure to the benefit of the Beneficiary, and their respective successors and assigns.
     Section 3. Representations and Warranties. Guarantor represents and warrants that:
a)	it is a duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the corporate power and authority to execute, deliver and perform its obligations under this Guaranty and has taken all necessary corporate action to authorize the execution, delivery and performance of this Guaranty;

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b)	no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of the Guarantor for the execution, delivery and performance of this Guaranty;

c)	this Guaranty, when executed and delivered, will constitute a valid and legally binding agreement of Guarantor, except as the enforceability of this Guaranty may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles of equity;

d)	neither the execution, delivery and performance by the Guarantor of this Guaranty, nor compliance by it of the terms and provisions hereof, will violate any requirement of law applicable to, or contractual obligation of, the Guarantor, or will result in, or require, the creation or imposition of any lien on any of the properties or revenues of the Guarantor pursuant to any requirement of law or contractual obligation; and

e)	except for those that have been duly obtained and are in full force and effect, no governmental approvals or other consents or approvals or notices of or to any person are required in connection with the execution, delivery, performance (by the Guarantor), validity or enforceability of this Guaranty.
     Section 4. Notices. All notices to Guarantor under this Guaranty and copies of all notices to Alinda Investor 2 under the Contribution Agreement shall, until Guarantor furnishes written notice to the contrary, be in writing and mailed, faxed or delivered to Guarantor at c/o Alinda Capital Partners LLC, 150 E. 58th Street, 39th Floor, New York, NY 10155 and directed to the attention of the Finance and Administration Partner (facsimile no. (212) 656-1574), with a copy to the attention of the General Counsel (facsimile no. (212) 214-0678).
     Section 5. Governing Law. This Guaranty shall be construed and enforced in accordance with, and governed by, the laws of the State of New York.
     Section 6. Interpretation. The headings of the sections and other subdivisions of this Guaranty are inserted for convenience only and shall not be deemed to constitute a part hereof.
     Section 7. Attorney’s Cost. Guarantor agrees to pay all reasonable attorney’s fees and disbursements and all other actual costs and expenses which may be incurred by the Beneficiary in successfully enforcing this Guaranty.
     Section 8. No Set-off. By acceptance of this Guaranty, the Beneficiary shall be deemed to have waived any right to set-off, combine, consolidate or otherwise appropriate and apply (i) any assets of Guarantor at any time held by the Beneficiary or (ii) any indebtedness or other liabilities at any time owing by the Beneficiary to Guarantor, as the case may be, against, or on account of, any obligations or liabilities owed by Guarantor to the Beneficiary under this Guaranty.
[Signature Pages Follow]

B-2-3

     IN WITNESS WHEREOF, the parties hereto have executed this Guaranty as of the date first set forth above.

ALINDA INFRASTRUCTURE PARALLEL FUND
II, L.P.

By:	ALINDA PARALLEL FUND GP II, L.P.,
Its general partner

By:	ALINDA PARALLEL FUND GP II, LTD.

By:	/s/ Christopher W. Beale
Name: Christopher W. Beale
Title: Director
Signature Page to Alinda II Parent Guaranty

ACKNOWLEDGMENT AND AGREEMENT:

The undersigned hereby acknowledges and agrees
to the provisions of the foregoing Guranty.

REGENCY HAYNESVILLE INTRASTATES GAS LLC
By:	Regency Gas Services LP, its sole member
	By:	Regency OLP GP LLC, its general partner

	By:	/s/ Stephen L. Arata Name:Stephen L. Arata
Title: Vice President
Signature Page to Alinda II Parent Guaranty

EXHIBIT B-3
RGS GUARANTY

Execution Version
RGS GUARANTY
     GUARANTY (this “Guaranty”). dated as of February 26, 2009, of Regency Gas Services LP (the “Guarantor”) in favor of Alinda Gas Pipeline I, L.P. (“Alinda Investor 1”), Alinda Gas Pipeline II, L.P. (“Alinda Investor 2.” Alinda Investor I and Alinda Investor 2 collectively, the “Beneficiaries”).
     WHEREAS, Regency Haynesville Intrastate Gas LLC (“Regency HIG”) has entered into the Contribution Agreement dated as of February 26, 2009 (the “Contribution Agreement”) by and among Regency HIG, General Electric Capital Corporation, Alinda Investor 1 and Alinda Investor 2;
     WHEREAS, it is a condition precedent under the Contribution Agreement that Guarantor, as the sole member of Regency HIG, provide a guaranty to the Beneficiaries on the terms and conditions hereinafter provided; and
     WHEREAS, Guarantor is willing to enter into this Guaranty to induce the Beneficiaries to enter into the Contribution Agreement, execute the transactions referred to therein and cause the issuance to Regency HIG the GP Units (as defined in the Contribution Agreement) to be issued to Regency HIG under the terms of the Contribution Agreement.
     NOW, THEREFORE, Guarantor hereby agrees as follows:
     Section 1. Guaranty. Subject to the provisions hereof, Guarantor hereby irrevocably and unconditionally guarantees the due and punctual payment and performance of the obligations of Regency HIG under and in accordance with the Contribution Agreement (such payment and performance obligations, collectively, the “Guaranteed Obligations”) . To the extent that Regency HIG fails to pay or perform any Guaranteed Obligation when due, Guarantor shall promptly pay to the Beneficiaries the amount due with respect to such Guaranteed Obligation in cash or otherwise perform such Guaranteed Obligation, without demand or notice whatsoever. This Guaranty shall constitute a guarantee of payment and not of collection. The liability of Guarantor under the Guaranty shall be subject to the following:
a)	Subject to Section 1(c), this Guaranty shall terminate and be of no further force and effect upon the earlier to occur of (i) the indefeasible payment in cash and performance in full of the Guaranteed Obligations and (ii) the Closing (as defined in the Contribution Agreement);

b)	Guarantor shall be subrogated to all rights of the Beneficiaries in respect of any amounts paid by Guarantor pursuant to the provisions of this Guaranty; provided, however, that Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until after the indefeasible payment in cash and performance in full of the Guaranteed Obligations;

c)	This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Guaranteed Obligation is rescinded or must otherwise be returned by the Company (as defined in the Contribution Agreement) or the Beneficiaries, whether as a result of the insolvency, bankruptcy or reorganization of Guarantor or Regency HIG or otherwise, all as though such payment had not been made.
     Section 2. Obligations Unconditional. Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity or enforceability of the Contribution Agreement against Regency HIG, any change therein or amendment thereto, the absence of any action to enforce the same, the recovery of any judgment against Regency HIG or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge or defense of a guarantor. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of Guarantor hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
a)	at any time or from time to time, without notice to Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

b)	any of the acts mentioned in any of the provisions of the Contribution Agreement or any other agreement or instrument referred to therein shall be done or omitted;

c)	the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Contribution Agreement or any other agreement or instrument referred to therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor, if any, shall be released or exchanged in whole or in part or otherwise dealt with; or

d)	the release of any other guarantor providing a guaranty pursuant to the Contribution Agreement.
     The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Beneficiaries or the Company exhaust any right, power or remedy or proceed against Regency HIG under the Contribution Agreement or any other agreement or instrument referred to therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantor waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Beneficiaries or the Company upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between Regency HIG, the Beneficiaries and the Company shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Beneficiaries or the Company, and the obligations and liabilities of the Guarantor hereunder shall not be conditioned or contingent upon the pursuit by the Beneficiaries or the Company or any other person at any time of any right or remedy against Regency HIG or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor, and the successors and assigns thereof, and shall inure to the benefit of the Beneficiaries, and their respective successors and assigns.
     Section 3. Representations and Warranties. Guarantor represents and warrants that:
a)	it is a duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute, deliver and perform its obligations under this Guaranty and has taken all necessary corporate action to authorize the execution, delivery and performance of this Guaranty;

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b)	no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of the Guarantor for the execution, delivery and performance of this Guaranty;

c)	this Guaranty, when executed and delivered, will constitute a valid and legally binding agreement of Guarantor, except as the enforceability of this Guaranty may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles of equity;

d)	neither the execution, delivery and performance by the Guarantor of this Guaranty, nor compliance by it of the terms and provisions hereof, will violate any requirement of law applicable to, or contractual obligation of, the Guarantor, or will result in, or require, the creation or imposition of any lien on any of the properties or revenues of the Guarantor pursuant to any requirement of law or contractual obligation; and

e)	except for those that have been duly obtained and are in full force and effect, no governmental approvals or other consents or approvals or notices of or to any person are required in connection with the execution, delivery, performance (by the Guarantor), validity or enforceability of this Guaranty.
     Section 4. Notices. All notices to Guarantor under this Guaranty and copies of all notices to Regency HIG under the Contribution Agreement shall, until Guarantor furnishes written notice to the contrary, be in writing and mailed, faxed or delivered to Guarantor at c/o Regency GP LLC, 2001 Bryan Street, Suite 3700, Dallas, TX 75201 and directed to the attention of the Finance Chief Financial Officer (facsimile no. (214) 840-5515), with a copy to the attention of the Chief Legal Officer (facsimile no. (214)840-5515).
     Section 5. Governing Law. This Guaranty shall be construed and enforced in accordance with, and governed by, the laws of the State of New York.
     Section 6. Interpretation. The headings of the sections and other subdivisions of this Guaranty are inserted for convenience only and shall not be deemed to constitute a part hereof.
     Section 7. Attorney’s Cost. Guarantor agrees to pay all reasonable attorney’s fees and disbursements and all other actual costs and expenses which may be incurred by the Beneficiaries in successfully enforcing this Guaranty.
     Section 8. No Set-off. By acceptance of this Guaranty, each Beneficiary shall be deemed to have waived any right to set-off, combine, consolidate or otherwise appropriate and apply (i) any assets of Guarantor at any time held by such Beneficiary or (ii) any indebtedness or other liabilities at any time owing by such Beneficiary to Guarantor, as the case may be, against, or on account of, any obligations or liabilities owed by Guarantor to the Beneficiaries under this Guaranty.
[Signature Pages Follow]

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     IN WITNESS WHEREOF, the parties hereto have executed this Guaranty as of the date first set forth above.

REGENCY GAS SERVICES LP

BY:	Regency OLP GP LLC,
its general partner

	By:	/s/ Stephen L. Arata
Stephen L. Arata
Vice President
Signature Page to RGS Guaranty

ACKNOWLEDGMENT AND AGREEMENT:
The undersigned hereby acknowledges and agrees
to the provisions of the foregoing Guaranty.
ALINDA GAS PIPELINE I, L.P.

By:	Alinda Gas Pipeline I GP LLC, its general partner

	By:	/s/ Christopher W. Beale
	Name:	Christopher W. Beale
	Title:	President

ALINDA GAS PIPELINE II, L.P.

By:	Alinda Gas Pipeline II GP LLC, its general partner

	By:	/s/ Christopher W. Beale
	Name: Title:	Christopher W. Beale President
Signature Page to RGS Guaranty